Exhibit 99.1

The Company’s Audit Committee is performing an independent internal investigation as described in Note 8 to the Unaudited Condensed Consolidated Financial Statements of this document.  As a result, the financial information in this document has not been reviewed by the Company’s independent registered public accounting firm.

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	September 30,
	2007	2006

ASSETS
Cash and cash equivalents	$123,281	$162,570
Restricted cash	5,492	9,873
Accounts receivable	66,577	333,571
Inventory
Owned inventory	2,860,944	3,048,891
Consolidated inventory not owned	412,533	471,441
Total inventory	3,273,477	3,520,332
Residential mortgage loans available-for-sale	24,354	92,157
Investments in unconsolidated joint ventures	128,421	122,799
Deferred tax assets	160,317	59,842
Property, plant and equipment, net	24,699	29,465
Goodwill	91,616	121,368
Other assets	137,158	107,454
Total assets	$4,035,392	$4,559,431

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$144,020	$141,131
Other payables and accrued liabilities	380,958	547,014
Obligations related to consolidated inventory not owned	263,050	330,703
Senior notes (net of discounts of $3,151 and $3,578, respectively)	1,521,849	1,551,422
Junior subordinated notes	103,093	103,093
Warehouse line	20,774	94,881
Other notes payable	121,372	89,264
Total liabilities	2,555,116	2,857,508

Stockholders' equity:
Preferred stock (par value $.01 per share, 5,000,000 shares
authorized, no shares issued)	-	-
Common stock (par value $.001 per share, 80,000,000 shares
authorized, 42,539,215 and 42,318,098 issued and
39,208,887 and 38,889,554 outstanding, respectively)	43	42
Paid-in capital	537,936	528,376
Retained earnings	1,126,148	1,362,958
Treasury stock, at cost (3,330,328 and 3,428,544 shares, respectively)	(183,851)	(189,453)
Total stockholders' equity	1,480,276	1,701,923
Total liabilities and stockholders' equity	$4,035,392	$4,559,431

See Notes to Unaudited Condensed Consolidated Financial Statements

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Total revenue	$761,007	$1,203,538	$2,390,316	$3,578,245
Home construction and land sales expenses	650,473	887,108	2,013,484	2,661,959
Inventory impairments and option contract abandonments	158,747	7,123	358,524	19,654
Gross (loss) profit	(48,213)	309,307	18,308	896,632

Selling, general and administrative expenses	109,516	153,412	334,613	436,283
Goodwill impairment	29,752	-	29,752	-
Operating (loss) income	(187,481)	155,895	(346,057)	460,349
Equity in (loss) income of unconsolidated joint ventures	(939)	127	(10,991)	809
Other income, net	2,301	1,480	6,988	7,165
(Loss) income before income taxes	(186,119)	157,502	(350,060)	468,323
(Benefit) provision for income taxes	(63,112)	54,878	(124,958)	171,435
Net (loss) income	$(123,007)	$102,624	$(225,102)	$296,888

Weighted average number of shares:
Basic	38,459	39,435	38,388	40,281
Diluted	38,459	43,929	38,388	44,909

Net (loss) income per common share:
Basic	$(3.20)	$2.60	$(5.86)	$7.37
Diluted	$(3.20)	$2.37	$(5.86)	$6.70

Cash dividends per share	$0.10	$0.10	$0.30	$0.30

See Notes to Unaudited Condensed Consolidated Financial Statements

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(225,102)	$296,888
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,292	7,651
Stock-based compensation expense	7,406	11,446
Inventory impairments and option contract abandonments	358,524	19,654
Goodwill impairment charge	29,752	-
Deferred income tax (benefit) provision	(100,475)	32,418
Tax benefit from stock transactions	(3,212)	(8,438)
Equity in loss (income) of unconsolidated joint ventures	10,991	(809)
Distributions from earnings in unconsolidated joint ventures	3,625	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	266,994	43,551
Increase in inventory	(116,353)	(785,384)
Decrease (increase) in residential mortgage loans available-for-sale	67,803	(31,267)
Increase in other assets	(29,380)	(26,971)
Increase in trade accounts payable	2,889	5,570
Decrease in other liabilities	(182,649)	(143,056)
Other changes, net	1,389	319
Net cash provided by (used in) operating activities	99,494	(578,428)
Cash flows from investing activities:
Capital expenditures, net	(3,075)	(9,231)
Investments in unconsolidated joint ventures	(18,666)	(44,875)
Changes in restricted cash	4,381	-
Distributions from unconsolidated joint ventures	2,229	3,911
Net cash used in investing activities	(15,131)	(50,195)
Cash flows from financing activities:
Borrowings under credit facilities	130,031	1,365,031
Repayment of credit facilities	(204,138)	(1,313,220)
Repayment of other notes payable	(14,431)	(13,555)
Borrowings under senior notes	-	275,000
Borrowings under junior subordinated notes	-	103,093
Repurchase of senior notes	(30,413)	-
Debt issuance costs	(324)	(5,931)
Treasury stock purchases	-	(183,329)
Common stock redeemed	(304)	(1,924)
Proceeds from stock option exercises	4,423	7,107
Tax benefit from stock transactions	3,212	8,438
Dividends paid	(11,708)	(12,250)
Net change in book overdraft	-	127,431
Net cash (used in) provided by financing activities	(123,652)	355,891
Decrease in cash and cash equivalents	(39,289)	(272,732)
Cash and cash equivalents at beginning of period	162,570	297,098
Cash and cash equivalents at end of period	$123,281	$24,366

Supplemental cash flow information:
Interest paid	$118,779	$93,888
Income taxes paid	$15,679	$165,323
Supplemental disclosures of non-cash activities:
Increase in consolidated inventory not owned	$-	$32,582
Increase in inventory financed through notes payable	$46,539	$53,266

See Notes to Unaudited Condensed Consolidated Financial Statements

BEAZER HOMES USA, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)   Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Beazer Homes USA, Inc. (“Beazer Homes” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Such financial statements do not include all of the information and disclosures required by GAAP for complete financial statements. In our opinion, adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation have been included in the accompanying financial statements. Certain items in prior period financial statements have been reclassified to conform to the current presentation. For further information, refer to our audited consolidated financial statements appearing in the Beazer Homes’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006 (the “2006 Annual Report”).

The Audit Comimittee of Beazer Homes’ Board of Directors is conducting an independent internal investigation as further described in Note 8.  As a result, the financial information in this document has not been reviewed by the Company’s independent registered public accounting firm.  The financial results contained in this document are subject to change to reflect any necessary corrections or adjustments resulting from the outcome of the internal investigation.

(2)   Summary of Significant Accounting Policies

A discussion of our significant accounting policies other than as discussed below is included in the notes to the consolidated financial statements included in Beazer Homes’ Consolidated Financial Statements for the fiscal year ended September 30, 2006 as filed with the Securities and Exchange Commission (the “SEC”) in the 2006 Annual Report.

Stock-Based Compensation
In the first quarter of fiscal 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) SFAS 123R, Share-Based Payment. SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after October 1, 2005, as well as to the unvested portion of awards outstanding as of October 1, 2005. We use the Black-Scholes model to value new stock-settled appreciation rights (“SSARs”) and stock option grants under SFAS 123R and applied the “modified prospective method” for existing grants which requires us to value the grants made prior to our adoption of SFAS 123R under the fair value method and expense the unvested portion over the remaining vesting period. SFAS 123R also requires us to estimate forfeitures in calculating the expense related to stock-based compensation. In addition, SFAS 123R requires us to reflect the benefits of tax deductions in excess of recognized compensation cost as a financing cash inflow and an operating cash outflow. Nonvested stock granted to employees is valued based on the market price of the common stock on the date of the grant. Performance based, nonvested stock granted to employees is valued using the Monte Carlo valuation method.

Compensation cost arising from nonvested stock granted to employees and from non-employee stock awards is recognized as an expense using the straight-line method over the vesting period. Unrecognized compensation cost related to nonvested stock is included in paid-in capital in accordance with SFAS 123R. As of June 30, 2007, there was $23.6 million of total unrecognized compensation cost related to nonvested stock. That cost is expected to be recognized over a weighted average period of 3.9 years. For the three and nine months ended June 30, 2007, respectively, our total stock-based compensation expense was approximately $3.5 million ($2.4 million net of tax) and $7.4 million ($5.0 million net of tax). Stock compensation expense for the three and nine months ended June 30, 2007 includes the reversal of approximately $550,000 and $3.9 million, respectively, of previously recorded stock compensation expense as a result of unvested stock-based award forfeitures. The following table summarizes nonvested stock awards as of June 30, 2007, as well as activity for the three and nine months then ended.

	Three Months Ended June 30, 2007		Nine Months Ended June 30, 2007
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Beginning of period	920,154	$48.85	974,457	$50.66
Granted	105,882	34.08	287,436	39.12
Vested	(12,108)	40.91	(35,730)	45.87
Forfeited	(35,891)	42.91	(248,126)	50.19
End of period	978,037	$47.57	978,037	$47.57

In addition, during the three and nine months ended June 30, 2007, employees surrendered 5,542 and 8,766 shares, respectively, to the Company in payment of minimum tax obligations upon the vesting of nonvested stock under our stock incentive plans. During the three and nine months ended June 30, 2007, we valued the stock at the market price on the date of surrender for an aggregate value of approximately $164,000 and $304,000, or $29.68 and $34.70 per share, respectively.

The fair value of each option or SSAR grant is estimated on the date of grant using the Black-Scholes option-pricing model. Expected life of options and SSARs granted are generally computed using the mid-point between the vesting period and contractual life of the awards granted. Expected volatilities are based on the historical volatility of the Beazer Homes’ stock and other factors. Expected discrete dividends of $0.10 per quarter are assumed in lieu of a continuously compounding dividend yield.

The following table summarizes stock options and SSARs outstanding as of June 30, 2007 as well as activity during the three and nine months then ended:

	Three Months Ended		Nine Months Ended
	June 30, 2007		June 30, 2007
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price

Outstanding at beginning of period	1,877,799	$46.39	2,135,572	$43.82
Granted	264,706	34.00	538,594	38.61
Exercised	(15,000)	27.73	(312,501)	14.15
Forfeited/Expired	(44,747)	43.84	(278,907)	58.20
Outstanding at end of period	2,082,758	$45.00	2,082,758	$45.00
Exercisable at end of period	613,548	$26.10	613,548	$26.10

At June 30, 2007, the weighted-average remaining contractual life for all options and SSARs outstanding and currently exercisable was 5.41 years and 4.47 years, respectively. At June 30, 2007, the aggregate intrinsic value of both stock options outstanding and stock options exercisable was $1.3 million. (The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the stock option.) The intrinsic value of stock options exercised during the three and nine months ended June 30, 2007 was approximately $117,000 and $8.7 million, respectively.

Goodwill
Goodwill represents the excess of the purchase price over the fair value of assets acquired. The fair value of each reporting unit is determined based on expected discounted future cash flows. We test goodwill for impairment annually as of April 30 or more frequently if an event occurs or circumstances indicate that the asset might be impaired. The housing market continued to deteriorate during the quarter ended June 30, 2007. This deterioration has resulted in an oversupply of inventory, reduced levels of demand, aggressive price competition and increased incentives for homes sales. Based on our annual impairment test and consideration of the current and expected future market conditions, we determined that goodwill for our Northern California, Nevada and Florida reporting units was impaired and recorded a pre-tax $29.8 million goodwill impairment charge during the quarter ended June 30, 2007. Inherent in our fair value determinations are certain judgments and estimates, including projections of future cash flows, the discount rate reflecting the risk inherent in future cash flows, the interpretation of current economic indicators and market valuations and our strategic plans with regard to our operations. A change in these underlying assumptions would cause a change in the results of the tests, which could cause the fair value of one or more reporting units to be more or less than their respective carrying amounts. In addition, to the extent that there are significant changes in market conditions or overall economic conditions or our strategic plans change, it is possible that our conclusion regarding goodwill impairment could change, which could have a material adverse effect on our results of operations. Impairment charges related to reporting units which are not currently impaired may occur in the future if further market deterioration occurs resulting in a revised analysis of fair value.

Recent Accounting Pronouncements
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective beginning in our fiscal year 2008. We are currently evaluating the impact adopting FIN 48 will have on our consolidated financial condition and results of operations.

On November 29, 2006, the FASB ratified EITF Issue No. 06-8, Applicability of the Assessment of a Buyer’s Continuing Investment under FASB Statement No. 66, Accounting for Sales of Real Estate, for Sales of Condominiums. EITF 06-8 states that the adequacy of the buyer’s continuing investment under SFAS 66 should be assessed in determining whether to recognize profit under the percentage-of-completion method on the sale of individual units in a condominium project. This consensus requires that additional deposits be collected by developers of condominium projects that wish to recognize profit during the construction period under the percentage-of-completion method. EITF 06-8 is effective beginning in our fiscal year 2008. We are currently evaluating the impact adopting EITF 06-8 will have on our consolidated financial condition and results of operations.

(3) Inventory

	June 30,	September 30,
(in thousands)	2007	2006
Homes under construction	$1,328,127	$1,368,056
Development projects in progress	1,454,421	1,623,819
Unimproved land held for future development	11,240	12,213
Model homes	67,156	44,803
Consolidated inventory not owned	412,533	471,441
	$3,273,477	$3,520,332

Homes under construction includes homes finished and ready for delivery and homes in various stages of construction. We had 443 ($107.7 million) and 1,197 ($257.9 million) completed homes that were not subject to a sales contract, not including model homes, at June 30, 2007 and September 30, 2006, respectively. Development projects in progress consist principally of land and land improvement costs. Certain of the fully developed lots in this category are reserved by a deposit or sales contract.

Inventory Impairments
Consistent with our accounting policy described in our 2006 Annual Report, housing projects, development projects in progress and unimproved land held for future development (components of inventory) were reviewed this quarter for recoverability with respect to continuing difficult market conditions in the homebuilding industry. During our quarter ended June 30, 2007, in response to further deterioration of the housing market driven by reduced levels of consumer demand, an oversupply of home inventory, aggressive price competition among homebuilders and credit tightening in certain mortgage markets, we further discounted prices and/or offered additional incentives to buyers in certain communities with an objective of reducing inventory and generating cash flow. Also, based on further consideration of these market conditions, we made strategic decisions related to projects which no longer met our internal investment standards. Based on these events and our analysis, we determined that the carrying amount of certain of our inventory assets exceeded its estimated fair value. We estimated fair value using a discounted cash flow methodology. These cash flows are significantly impacted by estimates related to selling prices, sales incentives, timing of closings, construction costs and sales expenses and other factors including inherent risks in specific markets and communities. As a result of our analysis, during the three and nine months ended June 30, 2007, we incurred $113.9 million and $269.5 million, respectively, of non-cash pretax charges related to inventory impairments. Due to uncertainties in the estimation process, it is reasonably possible that actual results could differ from the estimates used in our analysis as of June 30, 2007. Our assumptions about future home sales prices and volumes require significant judgment because the residential homebuilding industry is cyclical and is highly sensitive to changes in economic conditions. We calculated fair values of inventory evaluated for impairment based on current market conditions and assumptions made by management, which may differ materially from actual results and may result in additional impairments if market conditions continue to deteriorate.

Consolidated Inventory Not Owned
We acquire certain lots by means of option contracts. Option contracts generally require the payment of cash for the right to acquire lots during a specified period of time at a certain price. Under option contracts, both with and without specific performance provisions, purchase of the properties is contingent upon satisfaction of certain requirements by us and the sellers. Our obligation with respect to options with specific performance provisions is included on the Company’s unaudited condensed consolidated balance sheets in other payables and accrued liabilities. Under option contracts without specific performance obligations, our liability is generally limited to forfeiture of the non-refundable deposits, letters of credit and other non-refundable pre-acquisition development costs incurred, which aggregated approximately $277.0 million at June 30, 2007. This amount includes letters of credit of approximately $35.0 million. Total remaining purchase price, net of cash deposits, committed under all options was $1.9 billion at June 30, 2007, of which $15.9 million contain specific performance clauses which may require us to purchase the land or lots upon the land seller meeting certain obligations. We incurred non-cash pretax charges related to the abandonment of lot option agreements and write-off of option deposits and other pre-acquisition costs of $44.8 million and $89.1 million for the three and nine months ended June 30, 2007, respectively, and charges of $7.8 million and $19.5 million for the three and nine months ended June 30, 2006, respectively.

Certain of our option contracts are with sellers who are deemed to be Variable Interest Entities (“VIEs”) under FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46R”). FIN 46R defines a VIE as an entity with insufficient equity investment to finance its planned activities without additional financial support or an entity in which the equity investors lack certain characteristics of a controlling financial interest. Pursuant to FIN 46R, an enterprise that absorbs a majority of the expected losses or receives a majority of the expected residual returns of a VIE is deemed to be the primary beneficiary of the VIE and must consolidate the VIE.

We have determined that we are the primary beneficiary of certain of these option contracts. Our risk is generally limited to the option deposits that we pay, and creditors of the sellers generally have no recourse to the general credit of the Company. Although we do not have legal title to the optioned land, for those option contracts for which we are the primary beneficiary, we are required to consolidate the land under option at fair value. We believe that the exercise prices of our option contracts approximate their fair value. Our unaudited condensed consolidated balance sheets at June 30, 2007 and September 30, 2006 reflect consolidated inventory not owned of $412.5 million and $471.4 million, respectively. We consolidated $73.2 million and $146.6 million of lot option agreements as consolidated inventory not owned pursuant to FIN 46R as of June 30, 2007 and September 30, 2006, respectively. In addition, as of June 30, 2007 and September 30, 2006, we recorded $339.3 million and $324.8 million, respectively, of land under the caption consolidated inventory not owned related to lot option agreements for which our non-refundable deposits and pre-acquisition development costs exceeded certain thresholds. Obligations related to consolidated inventory not owned totaled $263.1 million at June 30, 2007 and $330.7 million at September 30, 2006. The difference between the balances of consolidated inventory not owned and obligations related to consolidated inventory not owned represents cash deposits paid and other pre-acquisition costs incurred under the option agreements.

(4) Investments in and Advances to Unconsolidated Joint Ventures

We participate in a number of land development joint ventures in which Beazer Homes has less than a controlling interest. Our joint ventures are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture’s members and other third parties. We account for our interest in these joint ventures under the equity method. We recognize our share of profits and losses from the sale of lots to other buyers. Our share of profits from lots purchased by Beazer Homes from the joint ventures are deferred and treated as a reduction of the cost of the land purchased from the joint venture.

Such profits are subsequently recognized at the time the home closes and title passes to the homebuyer. During the quarter ended March 31, 2007, we wrote down our investment in two of our Virginia joint ventures reflecting $7.1 million of impairments of inventory held within those ventures. This impairment charge is included in equity in loss of unconsolidated joint ventures in the accompanying Statements of Operations for the nine months ended June 30, 2007.

Our joint ventures typically obtain secured acquisition and development financing. At June 30, 2007, our unconsolidated joint ventures had borrowings outstanding totaling $764.9 million. In some instances, Beazer Homes and our joint venture partners have provided varying levels of guarantees of debt of our unconsolidated joint ventures. At June 30, 2007, we had repayment guarantees of $11.2 million and limited maintenance guarantees of $14.2 million related to certain of our unconsolidated joint ventures’ debt. A repayment guarantee requires the repayment of a portion of the debt of the unconsolidated joint venture in the event the joint venture defaults on its obligations under the borrowings. A limited maintenance guarantee only applies if an unconsolidated joint venture defaults on its loan arrangements and the value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. We have not recorded a liability for the non-contingent aspect of these guarantees as such amounts are not material. In assessing the need to record a liability for the contingent aspect of these guarantees, we consider our historical experience in being required to perform under the guarantees, the fair value of the collateral underlying these guarantees and the financial condition of the applicable unconsolidated joint ventures. In addition, we monitor the fair value of the collateral of these unconsolidated joint ventures to ensure that the related borrowings do not exceed the specified percentage of the value of the property securing the borrowings. To date, we have not incurred any obligations related to repayment or limited maintenance guarantees. Based on these considerations, we have determined that it is remote that we will have to perform under the contingent aspects of these guarantees and, as a result, have not recorded a liability for the contingent aspects of these guarantees. To the extent the recording of a liability related to such guarantees would be required, the recognition of such liability would result in an increase to the carrying value of our investment in the associated joint venture.

 (5) Interest

The following table sets forth certain information regarding capitalized interest (in thousands):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Capitalized interest in inventory, beginning of period	$95,986	$66,130	$76,134	$51,411
Interest incurred and capitalized	34,616	31,759	104,010	85,195
Capitalized interest amortized to cost of sales	(29,154)	(22,071)	(78,696)	(60,788)
Capitalized interest in inventory, end of period	$101,448	$75,818	$101,448	$75,818

(6) Earnings Per Share and Stockholders’ Equity

Basic and diluted earnings per share were calculated as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Basic:
Net (loss) income	$(123,007)	$102,624	$(225,102)	$296,888
Weighted average common shares outstanding	38,459	39,435	38,388	40,281
Basic (loss) earnings per share	$(3.20)	$2.60	$(5.86)	$7.37

Diluted:
Net (loss) income	$(123,007)	$102,624	$(225,102)	$296,888
Interest on convertible debt - net of taxes	-	1,347	-	4,038
Net (loss) income available to common shareholders	$(123,007)	$103,971	$(225,102)	$300,926
Weighted average number of common
shares outstanding	38,459	39,435	38,388	40,281
Effect of dilutive securities:
Shares issuable upon conversion of convertible debt	-	3,499	-	3,499
Options to acquire common stock	-	464	-	538
Contingent shares (performance based stock)	-	72	-	48
Nonvested restricted stock	-	459	-	543
Diluted weighted average common
shares outstanding	38,459	43,929	38,388	44,909
Diluted (loss) earnings per share	$(3.20)	$2.37	$(5.86)	$6.70

Emerging Task Force Issue No. 04-8: The Effect of Contingently Convertible Debt on Diluted Earnings Per Share (“EITF 04-8”) requires that shares issuable upon conversion of contingently convertible debt instruments (“Co-Cos”) be included in diluted earnings per share computations using the “if-converted method” regardless of whether the issuer’s stock price exceeds the contingent conversion price. EITF 04-8 applies to our 4 ⅝% Convertible Senior Notes issued in June 2004. In computing diluted loss per share for the three and nine months ended June 30, 2007, common stock equivalents were excluded from the computation of diluted loss per share as a result of their anti-dilutive effect. Options to purchase 947,962 and 400,026 shares of common stock were not included in the computation of diluted earnings per share for the three and nine months ended June 30, 2006, respectively, because their inclusion would have been anti-dilutive.

(7) Borrowings

At June 30, 2007 and September 30, 2006 we had the following borrowings (in thousands):

	Maturity Date	June 30, 2007	September 30, 2006
Mortgage Warehouse Line	February 2008	$20,774	$94,881
8 5/8% Senior Notes*	May 2011	180,000	200,000
8 3/8% Senior Notes*	April 2012	340,000	350,000
6 1/2% Senior Notes*	November 2013	200,000	200,000
6 7/8% Senior Notes*	July 2015	350,000	350,000
8 1/8% Senior Notes*	June 2016	275,000	275,000
4 5/8% Convertible Senior Notes*	June 2024	180,000	180,000
Junior Subordinated Notes	July 2036	103,093	103,093
Other Notes Payable	Various Dates	121,372	89,264
Unamortized debt discounts		(3,151)	(3,578)
Total		$1,767,088	$1,838,660
* Collectively, the "Senior Notes"

Mortgage Warehouse Line - On January 11, 2006, Beazer Mortgage Corporation (“Beazer Mortgage”), our wholly-owned subsidiary, entered into a 364-day credit agreement with a number of banks to fund the origination of residential mortgage loans (the “Warehouse Line”). Beazer Mortgage amended (the “Second Amendment”) the Warehouse Line to extend the maturity date to February 6, 2008 and to modify the maximum available borrowing capacity to $100 million (expandable to $200 million), subject to compliance with the mortgage loan eligibility requirements as provided in the Second Amendment. The Warehouse Line is secured by certain mortgage loans held for sale and related property and is not guaranteed by Beazer Homes or any of its subsidiaries that are guarantors of the Senior Notes or the Revolving Credit Facility. Beazer Mortgage finances a portion of its mortgage lending activities with borrowings under the Warehouse Line. Borrowings under the Warehouse Line were $20.8 million and bore interest at 6.3% per annum as of June 30, 2007. The Warehouse Line contains various operating and financial covenants. The Company was in compliance with such covenants at June 30, 2007.

Revolving Credit Facility - In August 2005, we entered into a four-year unsecured revolving credit facility (the “Revolving Credit Facility”) with a group of banks which was expanded in June 2006 to $1 billion and which was scheduled to mature in August 2009. The Revolving Credit Facility included a $50 million swing line commitment.  Borrowings under the Revolving Credit Facility bore interest based on either the Alternative Base Rate or the Applicable Eurodollar Margin (both defined in the Revolving Credit Facility), as elected by Beazer Homes. The Revolving Credit Facility contained various operating and financial covenants. We were in compliance with such covenants at June 30, 2007. Substantially all of our significant subsidiaries are guarantors of the obligations under the Revolving Credit Facility (see Note 11) as of June 30, 2007.

Available borrowings under the Revolving Credit Facility were limited to certain percentages of homes under contract, unsold homes, substantially improved lots, lots under development, raw land, accounts receivable and unrestricted cash. At June 30, 2007, we had available borrowings of $244.5 million under the Revolving Credit Facility. There were no borrowings outstanding under the Revolving Credit Facility at June 30, 2007 or September 30, 2006.

On July 25, 2007, we entered into a new four-year $500 million revolving credit facility (the “New Facility”) which matures in July 2011 and replaced the Revolving Credit Facility. The New Facility contains an accordion feature under which the aggregate commitment may be increased up to $1 billion subject to availability of additional commitments. Borrowings under the New Facility bear interest at rates based on either the Alternative Base Rate or the Applicable Eurodollar Margin (both defined in the New Facility), as elected by Beazer Homes. The New Facility provides greater financial flexibility with respect to certain of its operating and financial covenants. Specifically, the New Facility reduces the interest coverage ratio (as defined in the New Facility) from greater than 2.0, to greater than 1.1 for the quarters ending on or before September 30, 2009, increasing to 1.50 for the quarter ending December 31, 2009, and increasing to 1.75 thereafter. The New Facility also has limitations on borrowings based on defined metrics, including inventory levels. We fulfill our short-term cash requirements with cash generated from our operations and funds available from our New Facility and our Warehouse line.  At June 30, 2007, we would have had available borrowings of $330.6 million under the New Facility compared to $244.5 million that would have been available under the Revolving Credit Facility.

Senior Notes - The Senior Notes are unsecured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the Senior Notes and are jointly and severally liable for obligations under the Senior Notes and the New Facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer Homes.

The indentures under which the Senior Notes were issued contain certain restrictive covenants, including limitations on payment of dividends and other distributions on common stock. At June 30, 2007, under the most restrictive covenants of each indenture, approximately $122.8 million of our retained earnings was available for cash dividends, share repurchases and other restricted payments (as defined in each indenture). Each indenture provides that, in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding Senior Notes.

In March 2007, we voluntarily repurchased $10.0 million of our outstanding 8 5/8% and $10.0 million of our outstanding 8 3/8% Senior Notes in the open market. The aggregate purchase price was $20.6 million, or an average of 102.8% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest as of the purchase date. The repurchase of the notes resulted in a $562,500 pretax loss during the second quarter of fiscal 2007. On March 28, 2007, we repurchased an additional $10.0 million of our outstanding 8 5/8% Senior Notes in the open market which were cash settled on April 2, 2007 at an aggregate purchase price of $9.85 million, or an average of 98.5% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest as of the purchase date. The repurchase of the notes resulted in a $150,000 pretax gain. Gains/losses from note repurchases are included in other income in the accompanying Statements of Operations. Senior Notes purchased by the Company were cancelled.

Junior Subordinated Notes - On June 15, 2006, we completed a private placement of $103.1 million of unsecured junior subordinated notes which mature on July 30, 2036 and are redeemable at par on or after July 30, 2011 and pay a fixed rate of 7.987% for the first ten years ending July 30, 2016. Thereafter, the securities have a floating interest rate equal to three-month LIBOR plus 2.45% per annum, resetting quarterly. These notes were issued to Beazer Capital Trust I, which simultaneously issued, in a private transaction, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of these notes. The transaction is treated as debt in accordance with GAAP. The obligations relating to these notes and the related securities are subordinated to borrowings under the New Facility and the Senior Notes.

Other Notes - We periodically acquire land through the issuance of notes payable. As of June 30, 2007 and September 30, 2006, we had outstanding notes payable of $121.4 million and $89.3 million, respectively, primarily related to land acquisitions and land development. These notes payable expire at various times through 2010 and had fixed and variable rates ranging from 6.75% to 11.00% at June 30, 2007. These notes are secured by the real estate to which they relate.

(8) Contingencies

United States Attorney Inquiry, SEC Investigation, Internal Investigation and Outstanding Litigation -Beazer Homes and its subsidiary, Beazer Mortgage Corporation, have received a subpoena from the United States Attorney’s Office in the Western District of North Carolina, seeking the production of documents focusing on our mortgage origination services. The SEC has issued a formal order of private investigation relating to possible securities law violations by Beazer Homes and/or other persons or entities involved with Beazer Homes, following the SEC’s initiation of an informal inquiry in May 2007. Further, Beazer Homes and certain of our current and former executive officers have been named as defendants in three putative securities class action lawsuits, all of which are pending in the United States District Court for the Northern District of Georgia. In addition, certain of our current and former executive officers and directors are defendants in a shareholder derivative action alleging, among other things, violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 and breaches of fiduciary duty based on matters related to the Company’s mortgage origination business. There are also five Employee Retirement Income Securities Act (“ERISA”) lawsuits, all pending in the United States District Court for the Northern District of Georgia. The ERISA lawsuits allege breaches of fiduciary duties, including those set forth in ERISA, as a result of the investment of retirement monies held by the 401(k) Plan in common stock of Beazer Homes at a time when participants were allegedly not provided timely, accurate and complete information concerning Beazer Homes. Finally, there are two putative homeowner class action lawsuits, one pending in federal court in North Carolina and one pending in federal court of South Carolina, and a ten plaintiff homeowner lawsuit pending in North Carolina. We are cooperating with the United States Attorney and with the SEC and we intend to vigorously defend each of the lawsuits.

The Audit Committee of the Beazer Homes Board of Directors initiated an independent internal investigation of Beazer Homes’ mortgage origination business, including, among other things, investigating certain evidence that the Company’s subsidiary, Beazer Mortgage Corporation, violated U.S. Department of Housing and Urban Development (“HUD”) regulations and may have violated certain other laws and regulations in connection with certain of its mortgage origination activities. The Audit Committee has retained independent legal counsel which, in turn, has retained independent forensic accountants, to assist with the investigation. During the course of the investigation, it was also discovered that the Company’s former Chief Accounting Officer caused reserves and other accrued liabilities, relating primarily to land development costs and costs to complete houses, to have been recorded in prior accounting periods in excess of amounts that would have been appropriate under GAAP. These reserves and other accrued liabilities, if reversed in subsequent accounting periods, could have been used to reduce the Company’s operating expenses by amounts that would not have been appropriate under GAAP.

We cannot predict or determine the timing or final outcome of the Audit Committee’s internal investigation, the governmental investigations or the lawsuits or the effect that any adverse findings in the investigations or adverse determinations in the lawsuits may have on us. While we are cooperating with the governmental investigations, developments, including the expansion of the scope of the investigations, could negatively impact us and could divert the efforts and attention of our management team from the operation of our business. In addition, we could face additional governmental investigations and litigation as a result of the conclusions of the Audit Committee’s internal investigation. An unfavorable determination in either governmental investigation could result in the payment of substantial criminal or civil fines, the imposition of injunctions on our conduct or the imposition of other penalties or consequences, including the Company adjusting, curtailing or terminating the conduct of certain of our business operations. Moreover, the outcome of the ongoing investigations could lead to an adjustment of our prior period financial statements or could lead to a conclusion that there is a deficiency, significant deficiency or material weakness in the Company’s internal controls over financial reporting or a determination that the Company’s disclosure controls and procedures are not effective. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations and prospects. An unfavorable determination in any of the lawsuits could result in the payment by us of substantial monetary damages which may not be fully covered by insurance. Further, the legal costs associated with the investigations and the lawsuits and the amount of time required to be spent by management and the Board of Directors on these matters, even if we are ultimately successful, could have a material adverse effect on our business, financial condition and results of operations. For more detailed information see “Legal Proceedings” below.

As previously disclosed, the Company has not yet filed with the SEC its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007. As described in the Company’s Form 12b-25 Notification of Late Filing filed with the SEC on August 10, 2007, the Company’s delay in filing its Form 10-Q is the result of the continuing Audit Committee investigation and the fact that the Audit Committee was not able to make a final conclusion with respect to the matters being investigated by the August 9, 2007 required filing date for the Form 10-Q. It is possible that, as a result of the Company’s failure to timely file with the SEC its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, the holders of the Company’s outstanding debt securities could take the position that the Company has defaulted in its reporting obligations under the indentures governing these debt securities.  If such holders were to take this position and, if the Company were unable to remedy or obtain a waiver of such default within a period of 60 days following the delivery of a purported notice of default, such holders might further attempt to accelerate the repayment of the indebtedness represented by these debt securities. The Company would vigorously resist any attempt, in these circumstances, to accelerate the Company’s outstanding debt securities. However, if the holders of a substantial amount of the Company’s outstanding indebtedness were found to have validly accelerated the repayment of that indebtedness (including pursuant to the cross-default or cross-acceleration provisions of that indebtedness), the Company would not be able to repay that indebtedness and might not be able to borrow sufficient funds to refinance it.

The New Facility, the Warehouse Line and the Company’s junior subordinated notes and related trust preferred securities and convertible senior notes contain different reporting covenants. The Company’s compliance with these covenants is not in any way affected by the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.

Trinity Claims - Beazer Homes and certain of our subsidiaries have been and continue to be named as defendants in various construction defect claims, complaints and other legal actions that include claims related to moisture intrusion and mold. We have experienced a significant number of such claims in our Midwest region and particularly with respect to homes built by Trinity Homes LLC, a subsidiary which was acquired in the Crossmann acquisition in 2002.

As of June 30, 2007, there were five pending lawsuits related to such complaints received by Trinity. All suits are by individual homeowners, and the cost to resolve these matters is not expected to be material, either individually or in the aggregate. Additionally, a class action suit was filed in the State of Indiana in August 2003 against Trinity Homes LLC. The parties in the class action reached a settlement agreement which was approved by the court on October 20, 2004. The settlement class includes, with certain exclusions, the current owners of all Trinity homes that have brick veneer, where the closing of Trinity’s initial sale of the home took place between June 1, 1998 and October 31, 2002. The settlement agreement establishes an agreed protocol and process for assessment and remediation of any external water intrusion issues at the homes which includes, among other things, that the homes will be repaired at Trinity’s expense. The settlement agreement also provides for payment of plaintiffs’ attorneys’ fees and for Trinity to pay an agreed amount for engineering inspection costs for each home for which a claim is filed under the settlement.

Under the settlement, subject to Trinity’s timely performance of the specified assessments and remediation activities for homeowners who file claims, each homeowner releases Trinity, Beazer Homes Investment Corp. and other affiliated companies, including Beazer Homes, from the claims asserted in the class action lawsuit, claims arising out of external water intrusion, claims of improper brick installation, including property damage claims, loss or diminution of property value claims, and most personal injury claims, among others. No appeals of the court’s order approving the settlement were received by the court within the timeframe established by the court.  The Company sent out the claims notices on December 17, 2004, and the class members had until February 15, 2005 to file claims. A total of 1,310 valid claims were filed (of the 2,161 total class members), of which 613 complaints had been received prior to our receipt of the claim notices. Class members who did not file a claim by February 15, 2005 are no longer able to file a class action claim under the settlement or pursue an individual claim against Trinity. As of June 30, 2007, we have completed remediation of 1,410 homes related to 1,808 total Trinity claims.

Our warranty reserves at June 30, 2007 and September 30, 2006 include accruals for our estimated costs to assess and remediate all homes for which Trinity had received complaints related to moisture intrusion and mold, including a provision for legal fees. Warranty reserves also include accruals for class action claims received, pursuant to the settlement discussed above, from class members who had not previously contacted Trinity with complaints.

The cost to assess and remediate a home depends on the extent of moisture damage, if any, that the home has incurred. Homes for which we receive complaints are classified into one of three categories: (i) homes with no moisture damage, (ii) homes with isolated moisture damage or (iii) homes with extensive moisture damage.

As of June 30, 2007 and September 30, 2006, we accrued for our estimated cost to remediate homes that we had assessed and assigned to one of the above categories, as well as our estimated cost to remediate those homes for which an assessment had not yet been performed. For purposes of our accrual, we have historically assigned homes not yet assessed to categories based on our expectations about the extent of damage and trends observed from the results of assessments performed to date. In addition, our cost estimation process considers the subdivision of the claimant along with the categorization discussed above. Once a home is categorized, detailed budgets are used as the basis to prepare our estimated costs to remediate such home.

During fiscal 2004, we initiated a program under which we offered to repurchase a limited number of homes from specific homeowners. The program was concluded during the first quarter of fiscal 2005. We repurchased a total of 54 homes under the program. During the nine months ended June 30, 2007, the Company sold 12 of the repurchased homes, bringing the total homes sold to date to 34. The remaining 20 homes were acquired for an aggregate purchase price of $8.5 million. The accrual at June 30, 2007 includes the estimated costs to sell homes that we have repurchased, and our estimated losses on the sale of those homes, if any.

The following accruals at June 30 represent our best estimates of the costs to resolve all asserted complaints associated with Trinity moisture intrusion and related mold issues. We regularly review our estimate of these costs. During the three and nine months ended June 30, 2007, we adjusted our estimate of these costs and the related accruals based on historical experience in resolving such complaints and reduced our accrual by $6.0 million and $12.0 million, respectively. Since the commencement of the remediation program, our remediation cost per home has continued to decrease as homes requiring more extensive repairs were addressed first and our internal processes and procedures, including enhanced contractor bid negotiations and inspections, improved as experience gained in addressing these issues has yielded meaningful benefits on a per home basis. Changes in the accrual for Trinity moisture intrusion and related mold issues during the period were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Balance at beginning of period	$36,975	$69,481	$47,704	$80,708
Reductions	(6,000)	(15,200)	(12,000)	(21,700)
Payments	(3,309)	(2,636)	(8,038)	(7,363)
Balance at end of period	$27,666	$51,645	$27,666	$51,645

Actual costs to assess and remediate homes in each category and subdivision, the extent of damage to homes not yet assessed, estimates of costs to sell the remaining repurchased homes, and losses on such sales could differ from our estimates. As a result, the costs to resolve existing complaints could differ from our recorded accruals and have a material adverse effect on our earnings in the periods in which the matters are resolved. Additionally, it is possible that we will incur additional losses related to these matters, including additional losses related to homes for which we have not yet received complaints.

Warranty Reserves - We currently provide a limited warranty (ranging from one to two years) covering workmanship and materials per our defined performance quality standards. In addition, we provide a limited warranty (generally ranging from a minimum of five years up to the period covered by the applicable statute of repose) covering only certain defined construction defects. We also provide a defined structural element warranty with single-family homes and townhomes in certain states.

Since Beazer Homes subcontracts its homebuilding work to subcontractors who generally provide us with an indemnity and a certificate of insurance prior to receiving payments for their work, many claims relating to workmanship and materials are the primary responsibility of the subcontractors.

As noted above, our warranty reserves at June 30, 2007 and September 30, 2006 include accruals for Trinity moisture intrusion and related mold issues. Warranty reserves are included in other payables and accrued liabilities in the unaudited condensed consolidated balance sheets. We record reserves covering anticipated warranty expense for each home closed. Management reviews the adequacy of warranty reserves each reporting period based on historical experience and management’s estimate of the costs to remediate the claims and adjusts these provisions accordingly. While we believe that our warranty reserves are adequate, historical data and trends may not accurately predict actual warranty costs, or future developments could lead to a significant change in the reserve.

Changes in our warranty reserves, which include amounts related to the Trinity moisture intrusion and mold issues discussed above, during the period are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Balance at beginning of period	$89,470	$124,992	$101,033	$138,033
(Reductions) provisions	(1,163)	(9,059)	9,495	2,523
Payments	(10,124)	(13,645)	(32,345)	(38,268)
Balance at end of period	$78,183	$102,288	$78,183	$102,288

Other Contingencies - We and certain of our subsidiaries have been named as defendants in various claims, complaints and other legal actions, including matters relating to moisture intrusion and related mold claims, construction defects and product liability. Certain of the liabilities resulting from these actions are covered in whole or part by insurance. With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability claims, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. In particular, for construction defect liability there is some degree of uncertainty related to the recoverability of insurance proceeds, when losses occur, the size of each loss, expectations for future interpretive rulings concerning contract provisions, possible recovery against other responsible parties, and the extent to which the assertion of these claims will expand geographically. In our opinion, based on our current assessment, the ultimate resolution of these matters will not have a material adverse effect on our financial condition, results of operations, or cash flows.

We had performance bonds and outstanding letters of credit of approximately $797.9 million and $92.7 million, respectively, at June 30, 2007 related principally to our obligations to local governments to construct roads and other improvements in various developments. We do not believe that any such letters of credit or bonds are likely to be drawn upon. In addition, we have letters of credit of approximately $59.8 million relating to our land option contracts discussed in Note 3.

(9) Stock Repurchase Program

On November 18, 2005, as part of an acceleration of Beazer Homes’ comprehensive plan to enhance stockholder value, our Board of Directors authorized an increase in our stock repurchase plan to ten million shares of our common stock. Shares may be purchased for cash in the open market, on the NYSE or in privately negotiated transactions. We did not repurchase any shares in the open market during the nine months ended June 30, 2007. During the nine months ended June 30, 2006, we repurchased approximately 3.1 million shares for an aggregate purchase price of $183.3 million or approximately $59 per share pursuant to the plan. At June 30, 2007, approximately 5.4 million additional shares remain available for repurchase pursuant to the plan. However, we have currently suspended our share repurchase program in light of the Audit Committee’s ongoing independent internal investigation and current market conditions.

(10) Segment Information

As defined in SFAS 131, “Disclosures About Segments of an Enterprise and Related Information”, we have 32 homebuilding operating segments operating in 21 states and one financial services segment. Revenues in our homebuilding segments are derived from the sale of homes which we construct and from land and lot sales. Revenues in our financial services segment are derived primarily from mortgage originations provided predominantly to customers of our homebuilding operations. We have aggregated our homebuilding segments into four reportable segments, described below, for our homebuilding operations and one reportable segment for our financial services operations. The segments reported have been determined to have similar economic characteristics including similar historical and expected future operating performance, employment trends, land acquisition and land constraints, and municipality behavior and meet the other aggregation criteria in SFAS 131. The reportable homebuilding segments, and all other homebuilding operations not required to be reported separately, include operations conducting business in the following states:

West: Arizona, California, Nevada and New Mexico
Mid-Atlantic: Delaware, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia
Florida
Southeast: Georgia, North Carolina, South Carolina and Nashville, Tennessee
Other Homebuilding: Colorado, Indiana, Kentucky, Ohio, Texas and Memphis, Tennessee

Management’s evaluation of segment performance is based on segment operating income, which for our homebuilding segments is defined as homebuilding and land sale revenues less the cost of home construction, impairments, if any, land development and land sales and certain selling, general and administrative expenses which are incurred by or allocated to our homebuilding segments. Segment operating income for our Financial Services segment is defined as revenues less costs associated with our mortgage operations and certain selling, general and administrative expenses incurred by or allocated to the Financial Services segment. The accounting policies of our segments are those described in the notes to the consolidated financial statements in our 2006 Annual Report. The following information is in thousands:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenue
West	$249,827	$389,934	$814,456	$1,230,380
Mid-Atlantic	116,458	232,373	311,052	664,987
Florida	72,470	108,551	270,124	421,901
Southeast	151,476	215,708	490,231	581,610
Other homebuilding	164,308	250,362	482,018	656,887
Financial Services	10,003	12,392	32,972	36,505
Intercompany elimination	(3,535)	(5,782)	(10,537)	(14,025)
Consolidated total	$761,007	$1,203,538	$2,390,316	$3,578,245

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Operating (loss) income (a)
West	$(74,249)	$60,340	$(121,360)	$211,321
Mid-Atlantic	(14,782)	53,336	(35,254)	155,952
Florida	(17,953)	17,797	(39,673)	86,684
Southeast	(3,353)	25,350	19,786	52,026
Other homebuilding	(14,599)	1,895	(47,153)	(4,516)
Financial Services	1,174	2,230	6,450	5,472
Segment operating (loss) income	(123,762)	160,948	(217,204)	506,939
Corporate and unallocated (b)	(63,719)	(5,053)	(128,853)	(46,590)
Total operating (loss) income	(187,481)	155,895	(346,057)	460,349
Equity in (loss) income of unconsolidated joint ventures (d)	(939)	127	(10,991)	809
Other income, net	2,301	1,480	6,988	7,165
(Loss) income before income taxes	$(186,119)	$157,502	$(350,060)	$468,323

	June 30, 2007		September 30, 2006
	Assets	Goodwill(a)	Assets	Goodwill(a)
West	$1,077,219	$29,034	$1,392,660	$55,452
Mid-Atlantic	594,192	23,286	562,332	23,286
Florida	317,383	10,406	418,915	13,740
Southeast	437,385	17,641	433,922	17,641
Other homebuilding	514,500	11,249	632,437	11,249
Financial Services	121,902	-	205,684	-
Corporate and unallocated (c)	972,811	-	913,481	-
Consolidated total	$4,035,392	$91,616	$4,559,431	$121,368

(a)
Operating (loss) income for the three and nine months ended June 30, 2007 includes $44.8 million and $89.1 million, respectively, of charges related to the abandonment of lot option agreements and $113.9 million and $269.5 million, respectively, of inventory impairments which have been recorded in the segments to which the inventory relates (see Note 3). Total charges for inventory impairments and option contract abandonments by segment during the three and nine months ended June 30, 2007 were as follows: $87.1 million and $169.7 million, respectively, in the West, $24.7 million and $56.4 million, respectively, in the Mid-Atlantic, $21.6 million and $71.9 million, respectively, in Florida, $10.7 million and $16.5 million, respectively, in the Southeast and $14.6 million and $43.2 million, respectively, in other homebuilding. Operating (loss) income for the three months and nine months ended June 30, 2007 also includes goodwill impairments of $29.8 million, related to the write off of goodwill in certain of our markets in Florida, Northern California and Nevada. The Company recognizes the impairments of goodwill in Corporate and unallocated.

(b)
Corporate and unallocated includes amortization of capitalized interest and numerous shared services functions that benefit all segments, the costs of which are not allocated to the operating segments reported above including information technology, national sourcing and purchasing, treasury, corporate finance, legal, branding and other national marketing costs. Corporate and unallocated in 2007 also includes $29.8 million of goodwill impairments discussed above. The three and nine months ended June 30, 2007 includes reductions in the accrual and costs related to the Trinity class action litigation settlement of $6.0 million and $12.0 million, respectively, and $15.2 million and $21.7 million for the three and nine months ended June 30, 2006.

(c)	Primarily consists of cash and cash equivalents, consolidated inventory not owned, deferred taxes, and capitalized interest and other corporate items that are not allocated to the segments.
(d)
Equity in (loss) income of unconsolidated joint ventures for the nine months ended June 30, 2007 includes a $7.1 million investment impairment reflecting impairments of inventory held within two of our Virginia joint ventures.

(11) Supplemental Guarantor Information

As discussed in Note 7, our obligations to pay principal, premium, if any, and interest under certain debt are guaranteed on a joint and several basis by substantially all of our subsidiaries. The guarantees are full and unconditional and the guarantor subsidiaries are 100% owned by Beazer Homes. We have determined that separate, full financial statements of the guarantors would not be material to investors and, accordingly, supplemental financial information for the guarantors is presented.

Beazer Homes USA, Inc.
Unaudited Condensed Consolidating Balance Sheet Information
June 30, 2007
(in thousands)

			Beazer			Consolidated
	Beazer Homes	Guarantor	Mortgage	Non-Guarantor	Consolidating	Beazer Homes
	USA, Inc.	Subsidiaries	Corp	Subsidiaries	Adjustments	USA, Inc.
ASSETS
Cash and cash equivalents	$175,422	$(63,990)	$8,811	$3,038	$-	$123,281
Restricted cash	-	5,492	-	-	-	5,492
Accounts receivable	-	65,521	1,034	22	-	66,577
Owned inventory	-	2,860,944	-	-	-	2,860,944
Consolidated inventory not owned	-	412,533	-	-	-	412,533
Residential mortgage loans available-for-sale	-	-	24,354	-	-	24,354
Investments in unconsolidated joint ventures	3,093	125,328	-	-	-	128,421
Deferred tax assets	160,153	-	164	-	-	160,317
Property, plant and equipment, net	-	23,894	803	2	-	24,699
Goodwill	-	91,616	-	-	-	91,616
Investments in subsidiaries	1,577,131	-	-	-	(1,577,131)	-
Intercompany	1,190,357	(1,244,877)	50,631	3,889	-	-
Other assets	19,901	108,124	854	8,279	-	137,158
Total assets	$3,126,057	$2,384,585	$86,651	$15,230	$(1,577,131)	$4,035,392

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$-	$143,975	$45	$-	$-	$144,020
Other payables and accrued liabilities	23,176	344,784	5,049	7,949	-	380,958
Intercompany	(2,337)	-	-	2,337	-	-
Obligations related to consolidated inventory not owned	-	263,050	-	-	-	263,050
Senior notes (net of discounts of $3,151)	1,521,849	-	-	-	-	1,521,849
Junior subordinated notes	103,093	-	-	-	-	103,093
Warehouse line	-	-	20,774	-	-	20,774
Other notes payable	-	121,372	-	-	-	121,372
Total liabilities	1,645,781	873,181	25,868	10,286	-	2,555,116

Stockholders' equity	1,480,276	1,511,404	60,783	4,944	(1,577,131)	1,480,276

Total liabilities and stockholders' equity	$3,126,057	$2,384,585	$86,651	$15,230	$(1,577,131)	$4,035,392

Beazer Homes USA, Inc.
Unaudited Condensed Consolidating Balance Sheet Information
September 30, 2006
(in thousands)

			Beazer			Consolidated
	Beazer Homes	Guarantor	Mortgage	Non-Guarantor	Consolidating	Beazer Homes
	USA, Inc.	Subsidiaries	Corp	Subsidiaries	Adjustments	USA, Inc.
ASSETS
Cash and cash equivalents	$254,915	$(105,158)	$5,664	$7,149	$-	$162,570
Restricted cash	-	4,873	5,000	-	-	9,873
Accounts receivable	-	328,740	4,329	502	-	333,571
Owned inventory	-	3,048,891	-	-	-	3,048,891
Consolidated inventory not owned	-	471,441	-	-	-	471,441
Residential mortgage loans available-for-sale	-	-	92,157	-	-	92,157
Investments in unconsolidated joint ventures	3,093	119,706	-	-	-	122,799
Deferred tax assets	59,345	-	497	-	-	59,842
Property, plant and equipment, net	-	28,454	954	57	-	29,465
Goodwill	-	121,368	-	-	-	121,368
Investments in subsidiaries	1,829,969	-	-	-	(1,829,969)	-
Intercompany	1,250,702	(1,328,310)	52,397	25,211	-	-
Other assets	22,751	74,751	2,419	7,533	-	107,454
Total assets	$3,420,775	$2,764,756	$163,417	$40,452	$(1,829,969)	$4,559,431

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$-	$140,902	$132	$97	$-	$141,131
Other payables and accrued liabilities	66,296	456,706	9,166	14,846	-	547,014
Intercompany	(1,959)	-	-	1,959	-	-
Obligations related to consolidated inventory not owned	-	330,703	-	-	-	330,703
Senior notes (net of discounts of $3,578)	1,551,422	-	-	-	-	1,551,422
Junior subordinated notes	103,093	-	-	-	-	103,093
Warehouse line	-	-	94,881	-	-	94,881
Other notes payable	-	89,264	-	-	-	89,264
Total liabilities	1,718,852	1,017,575	104,179	16,902	-	2,857,508

Stockholders' equity	1,701,923	1,747,181	59,238	23,550	(1,829,969)	1,701,923

Total liabilities and stockholders' equity	$3,420,775	$2,764,756	$163,417	$40,452	$(1,829,969)	$4,559,431

Beazer Homes USA, Inc.
Unaudited Condensed Consolidating Statement of Income Information
Three Months Ended June 30, 2007
(in thousands)

			Beazer			Consolidated
	Beazer Homes	Guarantor	Mortgage	Non-Guarantor	Consolidating	Beazer Homes
	USA, Inc.	Subsidiaries	Corp.	Subsidiaries	Adjustments	USA, Inc.

Total revenue	$-	$755,782	$8,225	$535	$(3,535)	$761,007

Home construction and land sales expenses	25,191	628,817	-	-	(3,535)	650,473
Inventory impairments and option contract abandonments	-	158,747	-	-	-	158,747
Gross (loss) profit	(25,191)	(31,782)	8,225	535	-	(48,213)
Selling, general and administrative expenses	-	101,387	7,868	261	-	109,516
Goodwill impairment	-	29,752	-	-	-	29,752
Operating (loss) income	(25,191)	(162,921)	357	274	-	(187,481)
Equity in loss of unconsolidated joint ventures	-	(939)	-	-	-	(939)
Royalty and management fee expense	-	469	(469)	-	-	-
Other income, net	-	2,234	67	-	-	2,301
(Loss) income before income taxes	(25,191)	(161,157)	(45)	274	-	(186,119)
(Benefit) provision for income taxes	(10,179)	(53,053)	12	108	-	(63,112)
Equity in loss of subsidiaries	(107,995)	-	-	-	107,995	-
Net (loss) income	$(123,007)	$(108,104)	$(57)	$166	$107,995	$(123,007)

Beazer Homes USA, Inc.
Unaudited Condensed Consolidating Statement of Income Information
Three Months Ended June 30, 2006
(in thousands)

			Beazer			Consolidated
	Beazer Homes	Guarantor	Mortgage	Non-Guarantor	Consolidating	Beazer Homes
	USA, Inc.	Subsidiaries	Corp.	Subsidiaries	Adjustments	USA, Inc.

Total revenue	$-	$1,195,175	$12,392	$1,753	$(5,782)	$1,203,538

Home construction and land sales expenses	22,071	870,819	-	-	(5,782)	887,108
Inventory impairments and option contract abandonments	-	7,123	-	-	-	7,123
Gross profit	(22,071)	317,233	12,392	1,753	-	309,307
Selling, general and administrative expenses	-	142,761	10,162	489	-	153,412
Operating (loss) income	(22,071)	174,472	2,230	1,264	-	155,895
Equity in income of unconsolidated joint ventures	-	127	-	-	-	127
Royalty and management fee expense	(9,582)	10,288	(706)	-	-	-
Other income, net	-	1,461	-	19	-	1,480
Income before income taxes	(31,653)	186,348	1,524	1,283	-	157,502
Provision for income taxes	(11,870)	65,698	571	479	-	54,878
Equity in income of subsidiaries	122,407	-	-	-	(122,407)	-
Net income (loss)	$102,624	$120,650	$953	$804	$(122,407)	$102,624

Beazer Homes USA, Inc.
Unaudited Condensed Consolidating Statement of Income Information
Nine Months Ended June 30, 2007
(in thousands)

			Beazer			Consolidated
	Beazer Homes	Guarantor	Mortgage	Non-Guarantor	Consolidating	Beazer Homes
	USA, Inc.	Subsidiaries	Corp.	Subsidiaries	Adjustments	USA, Inc.

Total revenue	$-	$2,371,842	$27,503	$1,508	$(10,537)	$2,390,316

Home construction and land sales expenses	70,865	1,953,156	-	-	(10,537)	2,013,484
Inventory impairments and option contract abandonments	-	358,524	-	-	-	358,524
Gross profit	(70,865)	60,162	27,503	1,508	-	18,308
Selling, general and administrative expenses	-	310,182	23,602	829	-	334,613
Goodwill impairment	-	29,752	-	-	-	29,752
Operating (loss) income	(70,865)	(279,772)	3,901	679	-	(346,057)
Equity in loss of unconsolidated joint ventures	-	(10,991)	-	-	-	(10,991)
Royalty and management fee expense	-	1,568	(1,568)	-	-	-
Other income, net	-	6,803	185	-	-	6,988
(Loss) income before income taxes	(70,865)	(282,392)	2,518	679	-	(350,060)
(Benefit) provision for income taxes	(27,357)	(98,814)	973	258	-	(124,958)
Equity in loss of subsidiaries	(181,612)	-	-	-	181,612	-
Net (loss) income	$(225,102)	$(183,578)	$1,545	$421	$181,612	$(225,102)

Beazer Homes USA, Inc.
Unaudited Condensed Consolidating Statement of Income Information
Nine Months Ended June 30, 2006
(in thousands)

			Beazer			Consolidated
	Beazer Homes	Guarantor	Mortgage	Non-Guarantor	Consolidating	Beazer Homes
	USA, Inc.	Subsidiaries	Corp.	Subsidiaries	Adjustments	USA, Inc.

Total revenue	$-	$3,550,354	$36,505	$5,411	$(14,025)	$3,578,245

Home construction and land sales expenses	60,788	2,615,196	-	-	(14,025)	2,661,959
Inventory impairments and option contract abandonments	-	19,654	-	-	-	19,654
Gross profit	(60,788)	915,504	36,505	5,411	-	896,632
Selling, general and administrative expenses	-	403,829	31,033	1,421	-	436,283
Operating (loss) income	(60,788)	511,675	5,472	3,990	-	460,349
Equity in income of unconsolidated joint ventures	-	809	-	-	-	809
Royalty and management fee expense	43,467	(41,384)	(2,083)	-	-	-
Other income, net	-	7,165	-	-	-	7,165
Income before income taxes	(17,321)	478,265	3,389	3,990	-	468,323
Provision for income taxes	(6,496)	175,165	1,271	1,495	-	171,435
Equity in income of subsidiaries	307,713	-	-	-	(307,713)	-
Net income (loss)	$296,888	$303,100	$2,118	$2,495	$(307,713)	$296,888

Beazer Homes USA, Inc.
Unaudited Condensed Consolidating Statement of Cash Flows Information
Nine Months Ended June 30, 2007
(in thousands)

			Beazer		Consolidated
	Beazer Homes	Guarantor	Mortgage	Non-Guarantor	Beazer Homes
	USA, Inc.	Subsidiaries	Corp.	Subsidiaries	USA, Inc.
Net cash (used in)/provided by operating activities	$(190,154)	$219,104	$71,064	$(520)	$99,494

Cash flows from investing activities:
Capital expenditures, net	-	(2,895)	(180)	-	(3,075)
Investments in unconsolidated joint ventures	-	(18,666)	-	-	(18,666)
Changes in restricted cash	-	(619)	5,000	-	4,381
Distributions from unconsolidated joint ventures	-	2,229	-	-	2,229
Net cash (used in) provided by investing activities	-	(19,951)	4,820	-	(15,131)

Cash flows from financing activities:
Borrowings under credit facilities	-	-	130,031	-	130,031
Repayment of credit facilities	-	-	(204,138)	-	(204,138)
Repayment of other notes payable	-	(14,431)	-	-	(14,431)
Repurchase of senior notes	(30,413)	-	-	-	(30,413)
Debt issuance costs	-	-	(324)	-	(324)
Common stock redeemed	(304)	-	-	-	(304)
Proceeds from stock option exercises	4,423	-	-	-	4,423
Tax benefit from stock transactions	3,212	-	-	-	3,212
Dividends paid	(11,708)	-	-	-	(11,708)
Advances to/from subsidiaries	145,451	(147,975)	1,694	830	-
Net cash provided by (used in) financing activities	110,661	(162,406)	(72,737)	830	(123,652)
(Decrease)/increase in cash and cash equivalents	(79,493)	36,747	3,147	310	(39,289)
Cash and cash equivalents at beginning of period	254,915	(100,737)	5,664	2,728	162,570
Cash and cash equivalents at end of period	$175,422	$(63,990)	$8,811	$3,038	$123,281

Beazer Homes USA, Inc.
Unaudited Condensed Consolidating Statement of Cash Flows Information
Nine Months Ended June 30, 2006
(in thousands)

			Beazer		Consolidated
	Beazer Homes	Guarantor	Mortgage	Non-Guarantor	Beazer Homes
	USA, Inc.	Subsidiaries	Corp.	Subsidiaries	USA, Inc.
Net cash (used in)/provided by operating activities	$(31,662)	$(523,658)	$(27,078)	$3,970	$(578,428)

Cash flows from investing activities:
Capital expenditures, net	-	(8,931)	(272)	(28)	(9,231)
Investments in unconsolidated joint ventures	(3,093)	(41,782)	-	-	(44,875)
Distributions from unconsolidated joint ventures	-	3,911	-	-	3,911
Net cash used in investing activities	(3,093)	(46,802)	(272)	(28)	(50,195)

Cash flows from financing activities:
Borrowings under credit facilities	1,245,700	-	119,331	-	1,365,031
Repayment of credit facilities	(1,225,700)	-	(87,520)	-	(1,313,220)
Borrowings under senior notes	275,000	-	-	-	275,000
Borrowings under junior subordinated notes	103,093	-	-	-	103,093
Repayment of other notes payable	-	(13,555)	-	-	(13,555)
Debt issuance costs	(4,999)	-	(932)	-	(5,931)
Treasury stock purchases	(183,329)	-	-	-	(183,329)
Common stock redeemed	(1,924)	-	-	-	(1,924)
Proceeds from stock option exercises	7,107	-	-	-	7,107
Tax benefit from stock transactions	8,438	-	-	-	8,438
Dividends paid	(12,250)	-	-	-	(12,250)
Net change in book overdraft	127,431	-	-	-	127,431
Advances to/from subsidiaries	(551,451)	552,736	2,584	(3,869)	-
Net cash (used in)/provided by financing activities	(212,884)	539,181	33,463	(3,869)	355,891
(Decrease)/increase in cash and cash equivalents	(247,639)	(31,279)	6,113	73	(272,732)
Cash and cash equivalents at beginning of period	386,423	(90,238)	230	683	297,098
Cash and cash equivalents at end of period	$138,784	$(121,517)	$6,343	$756	$24,366

Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW:

Homebuilding. We design, sell and build single-family homes in the following geographic regions which are presented as our reportable segments. Those remaining homebuilding operations not separately reportable as segments are included in “Other”:

West	Mid-Atlantic	Florida	Southeast	Other
Arizona	Delaware	Florida	Georgia	Colorado
California	Maryland		Nashville, TN	Indiana
Nevada	New Jersey		North Carolina	Kentucky
New Mexico	New York		South Carolina	Memphis, TN
	Pennsylvania			Ohio
	Virginia			Texas
West Virginia

We intend, subject to market conditions, to expand in our current markets through focused product expansion and price point diversification and to consider entering new markets either through expansion from existing markets or through acquisitions of established homebuilders. Our business strategy emphasizes further increasing our market penetration in those markets in which we currently operate most profitably, while continuously reviewing opportunities to curtail or limit investment in less profitable markets.

Our homes are designed to appeal to homeowners at various price points across various demographic segments, and are generally offered for sale in advance of their construction. Our objective is to provide our customers at each price-point with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on geographic diversity and growth markets, leveraging our national brand, leveraging our size, scale and capabilities in order to optimize efficiencies and providing quality homes at various price points to meet the needs of diverse home buyers.

Our product strategy entails addressing the needs of an increasingly diverse profile of buyers as evidenced by demographic trends including, among others, increased immigration, changing profiles of households, the aging of the baby-boomers, and the rise of the echo-boomers (children of the baby-boomers) into the ranks of homeownership. Our product offering is broken down into three product categories: economy, value and style.

In addition, we offer homes in all three categories to the ‘active adult’ market which are targeted to buyers over 55 years of age, in communities with special amenities. Within each product category, we seek to provide exceptional value and to ensure an enjoyable customer experience.

Seasonal and Quarterly Variability: Our homebuilding operating cycle generally reflects escalating new order activity in the second and third fiscal quarters and increased closings in the third and fourth fiscal quarters. However, during fiscal 2007, we continue to experience challenging conditions in most of our markets which may contribute to decreased revenues and closings as compared to prior periods including prior quarters, thereby reducing typical seasonal variations.

Financial Services: Recognizing the homebuyer's desire to simplify the financing process, we originate mortgages on behalf of our customers through our wholly-owned subsidiary Beazer Mortgage Corporation, or Beazer Mortgage. Beazer Mortgage originates, processes and brokers mortgages to third party investors. Beazer Mortgage also finances certain of our mortgage lending activities with borrowings under a warehouse line of credit or from general corporate funds prior to selling the loans and their servicing rights shortly after origination to third-party investors. We also provide title services to our customers in many of our markets.

Additional Products and Services for Homebuyers: In order to maximize our profitability and provide our customers with the additional products and services that they desire, we have incorporated design centers into our business. Recognizing that our customers want to choose certain components of their new home, we offer limited customization through the use of design studios in most of our markets. These design studios allow the customer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wall coverings.

Recent Accounting Pronouncements: In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective beginning in our fiscal year 2008. We are currently evaluating the impact adopting FIN 48 will have on our consolidated financial condition and results of operations.

On November 29, 2006, the FASB ratified EITF Issue No. 06-8, Applicability of the Assessment of a Buyer’s Continuing Investment under FASB Statement No. 66, Accounting for Sales of Real Estate, for Sales of Condominiums. EITF 06-8 states that the adequacy of the buyer’s continuing investment under SFAS 66 should be assessed in determining whether to recognize profit under the percentage-of-completion method on the sale of individual units in a condominium project. This consensus requires that additional deposits be collected by developers of condominium projects that wish to recognize profit during the construction period under the percentage-of-completion method. EITF 06-8 is effective beginning in our fiscal year 2008. We are currently evaluating the impact adopting EITF 06-8 will have on our consolidated financial condition and results of operations.

RESULTS OF OPERATIONS:

	Three Months Ended June 30,		Nine Months Ended June 30,
($ in thousands)	2007	2006	2007	2006
Revenues:
Homebuilding (a)	$735,351	$1,178,360	$2,294,487	$3,491,646
Land and lot	19,188	18,568	73,394	64,119
Financial Services	10,003	12,392	32,972	36,505
Intercompany elimination	(3,535)	(5,782)	(10,537)	(14,025)
Total	$761,007	$1,203,538	$2,390,316	$3,578,245

	Three Months Ended June 30,		Nine Months Ended June 30,
($ in thousands)	2007	2006	2007	2006
Gross (loss) profit:
Homebuilding (b)	$(57,466)	$300,058	$(16,110)	$861,434
Land and lot	(750)	(3,143)	1,446	(1,307)
Financial Services	10,003	12,392	32,972	36,505
Total	$(48,213)	$309,307	$18,308	$896,632

(a) Homebuilding revenues for the three months ended June 30, 2007 and nine months ended June 30, 2006 exclude $3.9 million and $8.3 million, respectively, of revenues deferred in accordance with SFAS 66 for certain homes with mortgages originated by Beazer Mortgage for which the sale of the related mortgage loan to a third-party investor had not been completed as of the balance sheet date. Homebuilding revenue for the nine months ended June 30, 2007 and three months ended June 30, 2006 include $25.6 million and $1.5 million, respectively, of revenues previously deferred in accordance with SFAS 66.

(b) Homebuilding gross (loss) profit includes $158.7 million and $358.5 million, respectively, of non-cash, pretax charges related to the inventory impairments and the abandonment of lot option contracts for the three and nine months ended June 30, 2007, respectively, and approximately $7.1 million and $19.7 million of such charges for the three and nine months ended June 30, 2006, respectively.

	Three Months Ended June 30,		Nine Months Ended June 30,
($ in thousands)	2007	2006	2007	2006
Selling, general and administrative (SG&A) expenses:
Homebuilding	$100,687	$143,250	$308,091	$405,250
Financial Services	8,829	10,162	26,522	31,033
Total	$109,516	$153,412	$334,613	$436,283

As a percentage of total revenue:
Gross margin	-6.3%	25.7%	0.8%	25.1%

SG&A - homebuilding	13.2%	11.9%	12.9%	11.3%
SG&A - Financial Services	1.2%	0.8%	1.1%	0.9%

Revenues: Revenues decreased by 36.8% for the three months ended June 30, 2007 from the same period in the prior year due to a 35.9% reduction in the number of homes closed. We continue to experience challenging conditions in most of our markets driven by oversupply of both new and resale home inventory, reduced levels of customer demand for new homes and aggressive price competition among home builders. These factors, together with the impact on demand of a pronounced tightening in the availability of mortgage products for credit-challenged home buyers, contributed to our decreased revenues and closings compared to the comparable periods of fiscal 2006.

Revenues and homes closed decreased by 33.2% and 34.2%, respectively, for the nine months ended June 30, 2007 compared to the same period in the prior year. Home closings decreased in most of our markets, but most significantly in our Florida and Mid-Atlantic segments, in parts of our Southeast segment, including our North Carolina market, and in parts of our West segment, including our Arizona, Nevada and certain southern California markets.

As we continued to review opportunities to minimize underperforming investments and reallocate funds to investments that will optimize overall returns, we sold off certain land positions generating revenues from land and lot sales. We had approximately $19.2 million and $73.4 million of land and lot sales in the three and nine months ended June 30, 2007, respectively, compared to $18.6 million and $64.1 million, respectively, in the comparable periods of 2006.

New Orders and Backlog: New orders, net of cancellations, decreased by 30.2% to 3,055 units during the three months ended June 30, 2007, compared to 4,378 units for the same period in the prior year. The decrease in new orders was due to the aforementioned significantly weaker market conditions. During the quarter ended June 30, 2007, we experienced a cancellation rate of 36% compared to 34% in the same period of the prior year.

New orders, net of cancellations, decreased to 8,919 units, or 28.5%, during the nine months ended June 30, 2007, compared to 12,474 units for the same period in the prior year. New orders decreased throughout all of our regions, but most significantly new orders decreased by 38.7% in our Florida segment and 35.9% in our Southeast segment compared to the same nine-month period in the prior fiscal year. This decrease is due to lower demand and higher cancellations compared to the number of net new orders received in the nine months ended June 30, 2006. The cancellation rate for the nine months ended June 30, 2007 was 35%, an increase compared to the cancellation rate of 31% for the same period in the prior year, primarily due to the high cancellation rate of 43% for the first quarter of fiscal 2007.

The aggregate dollar value of homes in backlog at June 30, 2007 of $1.69 billion decreased 40.7% from $2.85 billion at June 30, 2006, related to a decrease in the number of homes in backlog from 9,449 units at June 30, 2006 to 5,952 units at June 30, 2007 and a 5.8% decrease in the average price of homes in backlog, from $301,800 at June 30, 2006 to $284,200 at June 30, 2007. The decrease in the number of homes in backlog across most of our markets is driven primarily by the aforementioned market weakness, lower new orders and higher rate of cancellations.

Gross Margin: Gross margin for the three months ended June 30, 2007 was -6.3% compared to a gross margin of 25.7% for the same period in the prior year driven by continued market weakness and non-cash pretax inventory impairments and option contract abandonments of $158.7 million recognized in the third quarter of fiscal 2007. Gross margins for the third quarter continued to be negatively impacted by both higher levels of discounting and reduced revenue volume as compared to the same period a year ago. In response to these market conditions and based on our internal analysis and business decisions, we incurred non-cash, pretax charges of $113.9 million for inventory impairments and $44.8 million for the abandonment of certain land option contracts during the quarter ended June 30, 2007. Gross margin for the third quarter also includes a reduction in the accrual and costs related to the Trinity class action litigation settlement of $6.0 million in 2007 and $15.2 million in 2006.

Gross margin for the nine months ended June 30, 2007 was 0.8% and was significantly impacted by reduced revenues in certain of our historically higher margin markets, increased sales incentives given to customers, higher levels of discounting and non-cash, pretax charges of $89.1 million to abandon land option contracts and $269.5 million of inventory impairments. Gross margin for the nine months ended June 30, 2006 was 25.1%.

Selling, General and Administrative Expense: Selling, general and administrative expense (SG&A) totaled $109.5 million and $334.6 million for the three and nine months ended June 30, 2007, and $153.4 million and $436.3 million for the three and nine months ended June 30, 2006, respectively. The decrease in SG&A expense for the three and nine months ended June 30, 2007 compared to the same periods of the prior year is due to lower salary expense as a result of the realignment of our overhead structure and lower sales commissions related to decreased revenues offset slightly by increased marketing costs related to promotional campaigns. Homebuilding SG&A expense as a percentage of total revenue for the three and nine months ended June 30, 2007 increased to 13.2% and 12.9%, respectively, from 11.9% and 11.3% for the three and nine months ended June 30, 2006, respectively, due to the impact of reduced revenues on fixed overhead expenses.

Goodwill Impairment:  In light of continuing market weakness, impacted by both recent higher levels of discounting and reduced revenue volume, and in connection with our annual goodwill impairment test in accordance with SFAS 142, we recorded a $29.8 million pre-tax goodwill impairment charge during the quarter ended June 30, 2007. This goodwill related to certain of our reporting units in Florida, Nevada and Northern California. The goodwill impairment charge is reported in Corporate and unallocated and is not allocated to our homebuilding segments. To the extent that there are significant changes in market conditions or overall economic conditions or our strategic plans change, it is possible that our conclusion regarding fair value of reporting units which are currently not impaired could change which could result in future goodwill impairments and have a material adverse effect on our financial position and results of operation.

Segment Analysis ($ in thousands)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2007	Change	2006	2007	Change	2006
West
New orders, net	730	(15.2)%	861	2,227	(20.4)%	2,799
Closings	725	(30.1)	1,037	2,128	(35.4)	3,294
Backlog units	1,274	(49.0)	2,499	1,274	(49.0)	2,499
Average sales price per home closed	$350.2	(5.6)	$370.8	$357.7	(3.0)	$368.6
Homebuilding revenue	$249,827	(35.6)	$388,046	$770,755	(36.3)	$1,209,295
Land & lot sale revenue	$-	N/A	$1,888	$43,701	107.3	$21,085
Gross (loss) profit	$(50,103)	(148.8)	$102,592	$(44,297)	(114.0)	$316,130
Operating (loss) income	$(74,249)	(223.1)	$60,340	$(121,360)	(157.4)	$211,321

Mid-Atlantic
New orders, net	333	(27.8)	461	1,128	(10.5)	1,261
Closings	269	(43.6)	477	676	(52.8)	1,432
Backlog units	1,029	0.7	1,022	1,029	0.7	1,022
Average sales price per home closed	$464.7	(2.9)	$478.4	$460.4	(0.2)	$461.5
Homebuilding revenue	$109,771	(52.7)	$232,123	$304,365	(54.2)	$664,737
Land & lot sale revenue	$6,687	N/M	$250	$6,687	N/M	$250
Gross (loss) profit	$(2,119)	(102.8)	$75,586	$2,426	(98.9)	$215,948
Operating (loss) income	$(14,782)	(127.7)	$53,336	$(35,254)	(122.6)	$155,952

Florida
New orders, net	357	(6.1)	380	891	(38.7)	1,453
Closings	266	(26.5)	362	861	(37.4)	1,375
Backlog units	538	(59.8)	1,337	538	(59.8)	1,337
Average sales price per home closed	$267.9	(10.7)	$299.9	$303.4	(1.1)	$306.8
Homebuilding revenue	$72,470	(33.2)	$108,551	$270,124	(36.0)	$421,901
Land & lot sale revenue	$-	N/A	$-	$-	N/A	$-
Gross (loss) profit	$(7,642)	(122.9)	$33,431	$(7,734)	(105.8)	$132,430
Operating (loss) income	$(17,953)	(200.9)	$17,797	$(39,673)	(145.8)	$86,684

Southeast
New orders, net	645	(50.2)	1,295	2,124	(35.9)	3,315
Closings	606	(41.3)	1,033	2,014	(28.5)	2,818
Backlog units	1,431	(36.4)	2,251	1,431	(36.4)	2,251
Average sales price per home closed	$232.6	11.2	$209.1	$231.9	12.4	$206.4
Homebuilding revenue	$141,545	(34.2)	$215,036	$472,874	(18.4)	$579,705
Land & lot sale revenue	$9,931	N/M	$672	$17,357	N/M	$1,905
Gross profit	$14,029	(71.7)	$49,656	$74,242	(38.9)	$121,468
Operating (loss) income	$(3,353)	(113.2)	$25,350	$19,786	(62.0)	$52,026

	Three Months Ended June 30,			Nine Months Ended June 30,
	2007	Change	2006	2007	Change	2006
Other homebuilding
New orders, net	990	(28.3)%	1,381	2,549	(30.1)%	3,646
Closings	800	(35.8)	1,247	2,390	(28.4)	3,339
Backlog units	1,680	(28.2)	2,340	1,680	(28.2)	2,340
Average sales price per home closed	$202.4	7.2	$188.8	$198.3	7.3	$184.8
Homebuilding revenue	$161,738	(31.1)	$234,604	$476,369	(22.7)	$616,008
Land & lot sale revenue	$2,570	(83.7)	$15,758	$5,649	(86.2)	$40,879
Gross profit	$6,204	(80.7)	$32,175	$16,811	(79.3)	$81,407
Operating (loss) income	$(14,599)	N/M	$1,895	$(47,153)	N/M	$(4,516)

Financial Services
Number of mortgage originations	1,781	(35.2)	2,747	5,348	(33.3)	8,020
Capture rate	67%	1.0	66%	66%	1.3	65%
Revenues	$10,003	(19.3)	$12,392	$32,972	(9.7)	$36,505
Operating income	$1,174	(47.4)	$2,230	$6,450	17.9	$5,472

West: Homebuilding revenues decreased for the three and nine months ended June 30, 2007 compared to the same periods of the prior year due to reduced average sales prices, reduced demand and increased cancellations in the majority of the markets in this segment due to softer market conditions and excess capacity in both the new home and resale markets. For the three and nine months ended June 30, 2007, respectively, homebuilding revenues decreased by 35.6% and 36.3%, from the comparable periods of fiscal 2006, driven by decreased closings of 30.1% and 35.4% for the three and nine months ended June 30, 2007, respectively. Gross margins were -20.1% and -5.4% for the three and nine months ended June 30, 2007, respectively, compared to 26.3% and 25.7% for the comparable periods of fiscal 2006. The decrease in gross margins is primarily due to the impact of inventory impairments and abandonment of certain option contracts, softer market conditions, decreased contribution from lower average sales prices, and increased sales incentives. Total charges for inventory impairments and abandonment of certain option contracts in the West segment were $87.1 million and $169.7 million during the three and nine months ended June 30, 2007, respectively. These charges were primarily related to the impairment of certain communities in Las Vegas, NV and Sacramento, CA due to the continued deterioration of sales trends and increased competitive pricing environments and to the abandonment of certain large option projects in Phoenix, AZ. Operating margins were -29.7% and -14.9% for the three and nine months ended June 30, 2007, respectively, compared to 15.5% and 17.2% for the three and nine months ended June 30, 2006, respectively. The decrease in operating margins is primarily due to the aforementioned charges, increased concessions offered to homebuyers and decreased contribution from lower average sales prices.

Mid-Atlantic: Homebuilding revenues in the Mid-Atlantic decreased by 52.7% and 54.2%, driven by decreased closings of 43.6% and 52.8%, for the three and nine months ended June 30, 2007, respectively, compared to the same periods of fiscal 2006. The year over year change in this segment reflects the impact of decreased closings, pricing pressures and increased cancellations driven by excess capacity in the resale markets as investors continued to divest of prior home purchases and potential homebuyers continue to experience difficulty selling their existing homes. Gross margins were -1.8% and 0.8% for the three and nine months ended June 30, 2007, respectively, compared to 32.5% for both comparable periods of fiscal 2006. Operating margins were -12.7% and -11.3% for the three and nine months ended June 30, 2007, compared to 23.0% and 23.5% for the three and nine months ended June 30, 2006, respectively. The decrease in gross and operating margins is primarily due to the impact of inventory impairments and abandonment of certain option contracts, softer market conditions, decreased contribution from lower average sales prices, and increased sales incentives. Total charges for inventory impairments and abandonments in the Mid-Atlantic segment were $24.7 million and $56.4 million during the three and nine months ended June 30, 2007, respectively.

Florida: Home closings in the Florida region decreased by 26.5% and 37.4% for the three and nine months ended June 30, 2007, respectively, compared to the same periods of fiscal 2006, due to deteriorating market conditions and excess capacity and increased competition across all of our Florida markets. As a result, homebuilding revenue in our Florida segment decreased 33.2% and 36.0% for the three and nine months ended June 30, 2007, respectively, compared to the same periods of fiscal 2006. Gross margins were -10.5% and -2.9% for the three and nine months ended June 30, 2007, respectively, compared to 30.8% and 31.4% for the comparable periods of fiscal 2006. The decrease in gross margins is primarily due to the impact of inventory impairments and abandonment of certain option contracts, softer market conditions, decreased contribution from lower average sales prices, and increased sales incentives. Total charges for inventory impairments and abandonments in the Florida segment were $21.6 million and $71.9 million during the three and nine months ended June 30, 2007, respectively. Operating margins were -24.8% and -14.7% for the three and nine months ended June 30, 2007, respectively, compared to 16.4% and 20.5% for the comparable periods of fiscal 2006 due primarily to the aforementioned charges and decreased contributions from gross margins.

Southeast: Homebuilding revenues in our Southeast region decreased 34.2% and 18.4% for the three and nine months ended June 30, 2007, respectively, compared to the same periods of fiscal 2006, due to deteriorating market conditions resulting in decreased closings mitigated slightly by the increase in average sales prices due to changes in product mix. Closings decreased by 41.3% and 28.5% for the three and nine months ended June 30, 2007, respectively, compared to the same periods of fiscal 2006. The decrease in closings continued to be driven by higher cancellations, lower demand, increased competition and the tightening of credit requirements for potential homebuyers. Gross margins were 9.3% and 15.1% for the three and nine months ended June 30, 2007, respectively, compared to 23.0% and 20.9% for the comparable periods of fiscal 2006. The decrease in gross margins is primarily due to softer market conditions and the impact of inventory impairments and abandonment of certain option contracts. Total charges for inventory impairments and abandonments in the Southeast segment were $10.7 million and $16.5 million during the three and nine months ended June 30, 2007, respectively. Operating margins were -2.2% and 4.0% for the three and nine months ended June 30, 2007, respectively, compared to 11.8% and 8.9% for the comparable periods of fiscal 2006. The decrease in operating margins for the three months ended June 30, 2007 from the comparable period of 2006 is primarily due to the aforementioned impairment and abandonment charges and increased commissions and marketing costs incurred to promote sales in this highly competitive environment.

Other homebuilding: Revenues decreased 31.1% and 22.7% for the three and nine months ended June 30, 2007, respectively, due to decreased closings of 35.8% and 28.4% as a result of deteriorating market conditions and excess capacity in both new home and resale inventories in most of our other homebuilding markets. Gross margins were 3.8% and 3.5% for the three and nine months ended June 30, 2007, respectively, compared to 12.9% and 12.4% for the comparable periods of fiscal 2006. The decrease in gross margins is primarily due to the impact of softer market conditions and increased sales incentives across all of our markets and inventory impairments and abandonment of certain option contracts primarily in our Indiana and Colorado markets. Total charges for inventory impairments and abandonments in the other homebuilding segment were $14.6 million and $43.2 million during the three and nine months ended June 30, 2007, respectively. Operating margins were -8.9% and -9.8% for the three and nine months ended June 30, 2007, respectively, compared to 0.8% and -0.7% for the comparable periods of fiscal 2006. The decrease in operating margins is due to the aforementioned charges and increased sales commissions offered in this competitive selling environment.

Financial Services: Our capture rate (the percentage of mortgages we originate as a percentage of homes closed) of mortgages originated for customers of our homebuilding business, which is the most significant source of revenue in this segment, increased slightly for the three and nine months ended June 30, 2007 to 67% and 66%, respectively, compared to 66% and 65%, respectively, in the same periods of fiscal 2006. All costs related to Financial Services are included in selling, general and administrative expenses. Operating income for Financial Services decreased for the three and nine months ended June 30, 2007 from the comparable periods of 2006 due primarily to 35.2% and 33.3% decreases in the number of mortgage originations and generally lower margins earned as a result of competitive pricing in response to significantly weaker market conditions, offset slightly by the inclusion of Title Services in Financial Services revenue beginning in the fourth quarter of fiscal 2006.

Corporate and unallocated: Corporate and unallocated costs totaled $63.7 million and $128.9 million for the three and nine months ended June 30, 2007, respectively, compared to $5.1 million and $46.6 million for the three and nine months ended June 30, 2006, respectively. Fiscal 2007 costs include $29.8 million of goodwill impairment charges recognized in the third quarter of fiscal 2007. The increase in Corporate and unallocated costs is also driven by lower capitalization of inventory related costs due to decreased inventories. Costs for the three and nine months ended June 30, 2007, respectively, are net of a $6.0 million and $12.0 million reduction in the accrual for costs associated with Trinity construction defect claims compared to a $15.2 million and $21.7 million reduction in these costs recognized in the three and nine months ended June 30, 2006. Average remediation cost per home has continued to decrease as the high costs associated with the homes requiring extensive repairs which were addressed first are offset by lower average costs for homes currently undergoing remediation.

Income Taxes: Our effective tax rate was 33.9% and 35.7% for the three and nine months ended June 30, 2007 and 34.8% and 36.6% for the three and nine months ended June 30, 2006, respectively. The effective tax rate in fiscal 2007 was impacted by the aforementioned $29.8 million pre-tax goodwill impairment charge, of which $28.9 million is non-tax deductible. The following table reconciles our effective tax rate reported in accordance with GAAP and our adjusted effective tax rate without this goodwill impairment charge for the three and nine months ended June 30, 2007:

	Three months ended	Nine months ended

Effective tax rate	33.9%	35.7%
Impact of non-cash, non-deductible
goodwill impairment	6.2%	3.2%
Adjusted effective tax rate	40.1%	38.9%

The adjusted effective tax rate presented above is a non-GAAP financial measure. Management believes that this non-GAAP measure is useful to both management and investors in the analysis of our financial performance when comparing it to prior periods and that it provides investors with an important perspective on the current underlying effective tax rate of the business by isolating the impact of the non-cash, non-tax deductible goodwill impairment charge. The increase in adjusted effective tax rate between periods is primarily due to our 2007 operating loss. The principal difference between our adjusted effective rate and the U.S. federal statutory rate is due to state income taxes incurred.

FINANCIAL CONDITION AND LIQUIDITY:

Our sources of cash liquidity include, but are not limited to, cash from operations, amounts available under our New Facility, proceeds from debt securities issued from time to time and other bank borrowings, the issuance of equity securities and other external sources of funds. Our short-term and long-term liquidity depend primarily upon our level of net income, working capital management (accounts receivable, accounts payable and other liabilities) and bank borrowings. We believe that available short-term and long-term capital resources are sufficient to fund capital expenditures and working capital requirements, scheduled debt and dividend payments, and interest and tax obligations for the next twelve months. However, any material variance of our operating results or land acquisitions from our projections or investments in or acquisitions of businesses could require us to obtain additional equity or debt financing. We plan to use available cash to invest in growing the business and to fund land acquisitions and operations.  We will also continue to evaluate our prospects in future months and may terminate or walk away from additional option contracts depending upon the health of the market in general, and locally. However, at this time we believe that as of June 30, 2007, we have recorded all known impairments and abandonments.

At June 30, 2007, we had total cash and cash equivalents (including restricted cash) of $128.8 million, compared to $172.4 million at September 30, 2006. The decrease in cash was primarily due to the repurchase of $30 million of Senior Notes in the open market and a lower number of closings and new orders, net of cancellations. Our net cash provided by operating activities for the nine months ended June 30, 2007 was $99.5 million compared to net cash used in operating activities of $578.4 million in the same period of fiscal 2006 due to strong sales in 2006.  The Company’s principal source of external financing is its New Facility, which contains significant financial and operating covenants, as described below under “—Revolving Credit Facility”. If the Company were unable to comply with these covenants or an event of default, including cross-default relating to other debt of the Company or its consolidated subsidiaries equal to or exceeding $5 million, otherwise occurred, the lenders could terminate the commitments under the New Facility and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the New Facility or applicable law or equity, including set-off rights.

Net cash used in investing activities was $15.1 million for the nine months ended June 30, 2007 compared to $50.2 million for the same period of fiscal 2006, as we continued to fund existing unconsolidated joint ventures through development completion.

Net cash used in financing activities was $123.6 million for the nine months ended June 30, 2007 due primarily to the net repayments of the Warehouse Line related to the reduction in new orders and the related new mortgage originations. In addition, we voluntarily repurchased $30.0 million of Senior Notes in the open market during the nine months ended June 30, 2007 at an aggregate price of $30.4 million. Net cash provided by financing activities was $355.9 million for the nine months ended June 30, 2006 due to net borrowings of $103.1 million of junior subordinated notes and $275 million of 8 ⅛% Senior Notes more than offset $183.3 million of common stock repurchases.

At June 30, 2007 and September 30, 2006 we had the following borrowings (in thousands):

	Maturity Date	June 30, 2007	September 30, 2006
Mortgage Warehouse Line	February 2008	$20,774	$94,881
8 5/8% Senior Notes*	May 2011	180,000	200,000
8 3/8% Senior Notes*	April 2012	340,000	350,000
6 1/2% Senior Notes*	November 2013	200,000	200,000
6 7/8% Senior Notes*	July 2015	350,000	350,000
8 1/8% Senior Notes*	June 2016	275,000	275,000
4 5/8% Convertible Senior Notes*	June 2024	180,000	180,000
Junior Subordinated Notes	July 2036	103,093	103,093
Other Notes Payable	Various Dates	121,372	89,264
Unamortized debt discounts		(3,151)	(3,578)
Total		$1,767,088	$1,838,660
* Collectively, the "Senior Notes"

Mortgage Warehouse Line - On January 11, 2006, Beazer Mortgage Corporation (“Beazer Mortgage”), our wholly-owned subsidiary, entered into a 364-day credit agreement with a number of banks to fund the origination of residential mortgage loans (the “Warehouse Line”). Beazer Mortgage amended (the “Second Amendment”) the Warehouse Line to extend the maturity date to February 6, 2008 and to modify the maximum available borrowing capacity to $100 million (expandable to $200 million), subject to compliance with the mortgage loan eligibility requirements as provided in the Second Amendment. The Warehouse Line is secured by certain mortgage loans held for sale and related property and is not guaranteed by Beazer Homes or any of its subsidiaries that are guarantors of the Senior Notes or the Revolving Credit Facility. Beazer Mortgage finances a portion of its mortgage lending activities with borrowings under the Warehouse Line. Borrowings under the Warehouse Line were $20.8 million and bore interest at 6.3% per annum as of June 30, 2007. Beazer Mortgage had a pipeline of loans in process of approximately $717 million as of June 30, 2007 and $1.1 million as of September 30, 2007 which may be financed either through the Warehouse Line or with third party investors.

The Warehouse Line contains various operating and financial covenants. The Company was in compliance with such covenants at June 30, 2007.

Revolving Credit Facility - In August 2005, we entered into a four-year unsecured revolving credit facility (the “Revolving Credit Facility”) with a group of banks which was expanded in June 2006 to $1 billion and which was scheduled to mature in August 2009. The Revolving Credit Facility included a $50 million swing line commitment. Borrowings under the Revolving Credit Facility bore interest based on either the Alternative Base Rate or the Applicable Eurodollar Margin (both defined in the Revolving Credit Facility), as elected by Beazer Homes. The Revolving Credit Facility contained various operating and financial covenants. We were in compliance with such covenants at June 30, 2007. Substantially all of our significant subsidiaries were guarantors of the obligations under the Revolving Credit Facility as of June 30, 2007 (see Note 11 to the unaudited condensed consolidated financial statements).

Available borrowings under the Revolving Credit Facility were limited to certain percentages of homes under contract, unsold homes, substantially improved lots, lots under development, raw land, accounts receivable and unrestricted cash. At June 30, 2007, we had available borrowings of $244.5 million under the Revolving Credit Facility. There were no borrowings outstanding under the Revolving Credit Facility at June 30, 2007 or September 30, 2006.

On July 25, 2007, we entered into a new four-year $500 million revolving credit facility (the “New Facility”), which matures in July 2011, and replaced the Revolving Credit Facility which was scheduled to mature in August 2009. The New Facility contains an accordion feature under which the aggregate commitment may be increased up to $1 billion subject to availability of additional commitments. Borrowings under the New Facility bear interest at rates based on either the Alternative Base Rate or the Applicable Eurodollar Margin (both defined in the New Facility), as elected by Beazer Homes.  The New Facility contains customary representations, warranties and covenants, including covenants limiting liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks and other fundamental changes. In addition, although the New Facility provides greater financial flexibility in certain respects, it contains covenants to the effect that (i) the Company will maintain a minimum consolidated tangible net worth (as defined in the New Facility) of $1 billion, increasing by 50% of net income in future periods, (ii) the Company will maintain an interest coverage ratio (as defined in the New Facility) of not less than 1.1 to 1.0 for any fiscal quarter ending on or before September 30, 2009 (this ratio was 2.0 to 1.0 in the Revolving Credit Facility), 1.5 to 1.0 for the quarter ending December 31, 2009 and 1.75 to 1.0 thereafter, (iii) the Company will not permit the leverage ratio (as defined in the New Facility) to exceed 1.9 to 1.0 and (iv) the Company’s ratio of adjusted land value to the sum of consolidated tangible net worth plus 50% of consolidated subordinated debt (as those terms are defined in the New Facility) will not exceed 1.25 to 1.0. At any time that the interest coverage ratio is less than 1.75 to 1.0 as permitted by the New Facility, the Company is required to maintain unrestricted cash not included in the borrowing base calculation plus borrowing base availability (as those terms are defined in the New Facility) of at least $120 million. The Company’s borrowings under the New Facility may also be limited based on the amount of borrowing base available. We fulfill our short-term cash requirements with cash generated from our operations and funds available from our New Facility and our Warehouse Line. At June 30, 2007, we would have had available borrowings of $330.6 million under the New Facility compared to $244.5 million that would have been available under the Revolving Credit Facility. In the event of a default by the Company under the New Facility, including cross-default relating to other debt of the Company or its consolidated subsidiaries equal to or exceeding $5 million, the lenders may terminate the commitments under the New Facility and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the New Facility or applicable law or equity, including set-off rights. For events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding become payable immediately.

Senior Notes - The Senior Notes are unsecured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the Senior Notes and are jointly and severally liable for obligations under the Senior Notes and the New Facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer Homes.

The indentures under which the Senior Notes were issued contain certain restrictive covenants, including limitations on payment of dividends and other distributions on common stock. At June 30, 2007, under the most restrictive covenants of each indenture, approximately $122.8 million of our retained earnings was available for cash dividends and for share repurchases. Each indenture provides that, in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding Senior Notes.

In March 2007, we voluntarily repurchased on the open market $10.0 million of our outstanding 8 5/8% and $10.0 million of our outstanding 8 3/8% Senior Notes. The aggregate purchase price was $20.6 million, or an average of 102.8% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest as of the purchase date. The repurchase of the notes resulted in a $562,500 pretax loss during the second quarter of fiscal 2007. On March 28, 2007, we repurchased an additional $10.0 million of our outstanding 8 5/8% Senior Notes which were cash settled on April 2, 2007 at a purchase price of $9.85 million. The repurchase of the notes resulted in a $150,000 pretax gain included in other income in the accompanying Statement of Operations for the quarter ended June 30, 2007. Senior Notes repurchased by the Company were cancelled.

Junior Subordinated Notes - On June 15, 2006, we completed a private placement of $103.1 million of unsecured junior subordinated notes which mature on July 30, 2036 and are redeemable at par on or after July 30, 2011 and pay a fixed rate of 7.987% for the first ten years ending July 30, 2016. Thereafter, the securities have a floating interest rate equal to three-month LIBOR plus 2.45% per annum, resetting quarterly. These notes were issued to Beazer Capital Trust I, which simultaneously issued, in a private transaction, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of these notes. The transaction is treated as debt in accordance with GAAP. The obligations relating to these notes and the related securities are subordinated to the New Facility and the Senior Notes.

Other Notes - We periodically acquire land through the issuance of notes payable. As of June 30, 2007 and September 30, 2006, we had outstanding notes payable of $121.4 million and $89.3 million, respectively, primarily related to land acquisitions. These notes payable expire at various times through 2010 and had fixed and variable rates ranging from 6.75% to 11.00% at June 30, 2007. These notes are secured by the real estate to which they relate.

There have been no material changes to our long-term debt and contractual obligations as disclosed in our Annual Report on Form 10-K for the year ended September 30, 2006 other than those described above.

Stock Repurchases and Dividends Paid - On November 18, 2005, as part of an acceleration of Beazer Homes’ comprehensive plan to enhance stockholder value, our Board of Directors authorized an increase in our stock repurchase plan to ten million shares of our common stock. Shares may be purchased for cash in the open market, on the NYSE, or in privately negotiated transactions. We did not repurchase any shares in the open market during the nine months ended June 30, 2007. During the nine months ended June 30, 2006, we repurchased approximately 3.1 million shares for an aggregate purchase price of $183.3 million or approximately $59 per share pursuant to the plan. At June 30, 2007, approximately 5.4 million additional shares remain available for repurchase pursuant to the plan. However, we have currently suspended our share repurchase program in light of the Audit Committee’s ongoing independent internal investigation and current market conditions.

For the nine months ended June 30, 2007 and 2006, we paid quarterly cash dividends of $0.10 per common share, or a total of approximately $11.7 million in 2007 and $12.3 million in 2006.

Off-Balance Sheet Arrangements and Aggregate Contractual Commitments - We attempt to control approximately half or more of our land supply through option contracts. As a result of the flexibility that these options provide us, upon a change in market conditions we may renegotiate the terms of the options prior to exercise or terminate the applicable agreements. In an economic downturn, our exiting of certain option contracts will result in an increase in the percentage of owned versus optioned supply. However, this increase is merely a temporary fluctuation related to the flexibility option contracts provide and does not represent a diversion from our overall philosophy. Option contracts generally require the payment of cash or the posting of a letter of credit for the right to acquire lots during a specified period of time at a certain price. Under option contracts, both with and without specific performance provisions, purchase of the properties is contingent upon satisfaction of certain requirements by us and the sellers. Our obligation with respect to options with specific performance provisions is included in our unaudited condensed consolidated balance sheets in other payables and accrued liabilities. Under option contracts without specific performance obligations, our liability is generally limited to forfeiture of the non-refundable deposits, letters of credit and other non-refundable amounts incurred, which aggregated approximately $277.0 million at June 30, 2007. This amount includes non-refundable letters of credit of approximately $35.0 million. The total remaining purchase price, net of cash deposits, committed under all options was $1.9 billion as of June 30, 2007, of which $15.9 million contains specific performance clauses which may require us to purchase the land or lots upon the land seller meeting certain obligations.

We expect to exercise all of our option contracts with specific performance obligations and, subject to market conditions, substantially all of our option contracts without specific performance obligations. Various factors, some of which are beyond our control, such as market conditions, weather conditions and the timing of the completion of development activities, can have a significant impact on the timing of option exercises or whether land options will be exercised. Under their current terms, and assuming no significant changes in market conditions or other factors, we expect to exercise the majority of our land options within three to four years.

We have historically funded the exercise of land options through a combination of operating cash flows and borrowings under our credit facilities. We expect these sources to continue to be adequate to fund anticipated future option exercises. Therefore, we do not anticipate that the exercise of our land options will have a material adverse effect on our liquidity.

Certain of our option contracts are with sellers who are deemed to be Variable Interest Entities (“VIEs") under FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”). We have determined that we are the primary beneficiary of certain of these option contracts. Our risk is generally limited to the option deposits that we pay, and creditors of the sellers generally have no recourse to the general credit of the Company. Although we do not have legal title to the optioned land, for those option contracts for which we are the primary beneficiary, we are required to consolidate the land under option at fair value. We believe that the exercise prices of our option contracts approximate their fair value. Our condensed consolidated balance sheets at June 30, 2007 and September 30, 2006 reflect consolidated inventory not owned of $412.5 million and $471.4 million, respectively. We consolidated $73.2 million and $146.6 million of lot option agreements as consolidated inventory not owned pursuant to FIN 46R as of June 30, 2007 and September 30, 2006, respectively. In addition, as of June 30, 2007 and September 30, 2006, we recorded $339.3 million and $324.8 million, respectively, of land under the caption consolidated inventory not owned related to lot option agreements for which our non-refundable deposits and pre-acquisition development costs exceeded certain thresholds. Obligations related to consolidated inventory not owned totaled $263.1 million at June 30, 2007 and $330.7 million at September 30, 2006. The difference between the balances of consolidated inventory not owned and obligations related to consolidated inventory not owned represents cash deposits paid under the option agreements.

We participate in a number of land development joint ventures in which we have less than a controlling interest. We enter into joint ventures in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our joint ventures are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture’s members and other third parties. We account for our interest in these joint ventures under the equity method. Our condensed consolidated balance sheets include investments in joint ventures totaling $128.4 million and $122.8 million at June 30, 2007 and September 30, 2006, respectively. During the quarter ended March 31, 2007, we wrote down the investment in two of our Virginia joint ventures reflecting impairments of inventory held within those ventures. The related impairment charge of $7.1 million is recorded in equity in loss of unconsolidated joint ventures in the accompanying Statement of Operations for the nine months ended June 30, 2007.

Our joint ventures typically obtain secured acquisition and development financing. At June 30, 2007, our unconsolidated joint ventures had borrowings outstanding totaling $764.9 million. In some instances, we and our joint venture partners have provided varying levels of guarantees of debt of our unconsolidated joint ventures. At June 30, 2007, we had a repayment guarantee of $11.2 million and limited maintenance guarantees of $14.2 million related to certain of our unconsolidated joint ventures’ debt (see Note 4 to the unaudited condensed consolidated financial statements for additional information regarding our joint ventures and related guarantees).

CRITICAL ACCOUNTING POLICIES:

As discussed in our annual report on Form 10-K for the fiscal year ended September 30, 2006, some of our critical accounting policies require the use of judgment in their application or require estimates of inherently uncertain matters and relate to inventory valuation, goodwill, homebuilding revenues and costs and warranty reserves. Although our accounting policies are in compliance with accounting principles generally accepted in the United States of America, a change in the facts and circumstances of the underlying transactions could significantly change the application of the accounting policies and the resulting financial statement impact. There have been no material changes to our critical accounting policies as discussed in our Annual Report on Form 10-K for the year ended September 30, 2006.

OUTLOOK:

The current housing market environment continues to be characterized by lower demand and higher inventories, with heavy discounting needed to drive meaningful sales volume. Given current market conditions, and the low visibility as to when conditions may improve, we withdrew our previously-issued outlook during our second quarter and are not able to provide the outlook for fiscal 2007 at this time.

During this period, we will focus on maintaining balance sheet strength, continuing to reduce costs, and maximizing our financial resources to better position the Company to take advantage of those opportunities that will arise when conditions stabilize. Steps taken to date to align our cost structure with the current environment are consistent with our goal to be in the top quartile of our peer group with respect to margins and returns.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this quarterly report will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this report document.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed herein in the sections captioned “Outlook” and “Financial Condition and Liquidity.” Additional information about factors that could lead to material changes in performance is discussed herein in the section captioned “Risk Factors” and  in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended September 30, 2006.  Such such factors may include:

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the timing and final outcome of the United States Attorney inquiry, the SEC investigation, the independent internal investigation and the putative class action lawsuits, the derivative claims and similar proceedings;

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whether, as a result of our failure to timely file our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, a default exists under the indentures governing our outstanding debt securities and, if the Company receives a valid default notice with respect thereto, whether the Company is able to cure such default within the applicable 60-day grace period following the delivery of such default notice;

•	economic changes nationally or in local markets, including credit tightening in the mortgage markets;

•	volatility of mortgage interest rates and inflation;

•	increased competition;

•	shortages of skilled labor or raw materials used in the production of houses;

•	increased prices for labor, land and raw materials used in the production of houses;

•	increased land development costs on projects under development;

•	decreased land values underlying land option agreements;

•	the cost and availability of insurance, including the availability of insurance for the presence of mold;

•	the impact of construction defect and home warranty claims;

•	the results of any litigation or government proceedings;

•	a material failure on the part of Trinity Homes LLC to satisfy the conditions of the class action settlement agreement;

•	any delays in reacting to changing consumer preference in home design;

•	terrorist acts and other acts of war;

•	changes in consumer confidence;

•	changes in levels of demand;

•	delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	delays in land development or home construction resulting from adverse weather conditions;

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potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	changes in accounting policies, standards, guidelines or principles, as may be adopted by regulatory agencies as well as the FASB; and

•	other factors over which the Company has little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a number of market risks in the ordinary course of business. Our primary market risk exposure relates to fluctuations in interest rates. We do not believe that our exposure in this area is material to cash flows or earnings. As of June 30, 2007, we had $120.9 million of variable rate debt outstanding. Based on our average outstanding borrowings under our variable rate debt at June 30, 2007, a one-percentage point increase in interest rates would negatively impact our annual pre-tax earnings by approximately $1.2 million.

Investigations

United States Attorney Inquiry. Beazer Homes and its subsidiary, Beazer Mortgage Corporation, have received a subpoena from the United States Attorney’s Office in the Western District of North Carolina, upon application of the Office of Housing and Urban Development, Office of Inspector General, seeking the production of documents focusing on our mortgage origination services. The Company is fully cooperating with the United States Attorney and the document production request.

Securities and Exchange Commission (“SEC”) Investigation. On July 20, 2007, Beazer Homes received from the SEC a formal order of private investigation to determine whether Beazer Homes and/or other persons or entities involved with Beazer Homes have violated federal securities laws, including, among others, the anti-fraud, books and records, internal accounting controls, periodic reporting and certification provisions thereof. The SEC had previously initiated an informal investigation in this matter in May 2007. The Company is fully cooperating with the SEC in its investigation.

Independent Internal Investigation. The Audit Committee of the Beazer Homes Board of Directors initiated an independent internal investigation of Beazer Homes’ mortgage origination business, including, among other things, investigating certain evidence that the Company’s subsidiary, Beazer Mortgage Corporation, violated HUD regulations and may have violated certain other laws and regulations in connection with certain of its mortgage origination activities. The Audit Committee has retained independent legal counsel which, in turn, has retained independent forensic accountants, to assist with the investigation. During the course of the investigation, it was also discovered that the Company’s former Chief Accounting Officer caused reserves and other accrued liabilities, relating primarily to land development costs and costs to complete houses, to have been recorded in prior accounting periods in excess of amounts that would have been appropriate under GAAP. These reserves and other accrued liabilities, if reversed in subsequent accounting periods, could have been used to reduce the Company’s operating expenses by amounts that would not have been appropriate under GAAP.

Litigation

Securities Class Actions. Beazer Homes and certain of our current and former executive officers are named as defendants in a putative class action securities lawsuit filed on March 29, 2007 in the United States District Court for the Northern District of Georgia. Plaintiffs filed this action on behalf of a purported class of purchasers of Beazer Homes’ common stock between July 27, 2006 and March 27, 2007. The complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by issuing materially false and misleading statements regarding our business and prospects because we did not disclose facts related to alleged improper lending practices in our mortgage origination business. Plaintiffs seek an unspecified amount of compensatory damages. Two additional lawsuits were filed subsequently on May 18, 2007 and May 21, 2007 in the United States District Court for the Northern District of Georgia making similar factual allegations and asserting class periods of July 28, 2005 through March 27, 2007, and March 30, 2005 through March 27, 2007, respectively. The court has consolidated these three lawsuits and plaintiffs are expected to file a consolidated amended complaint on or before October 9, 2007. The Company intends to vigorously defend against these actions.

Derivative Shareholder Action. Certain of Beazer Homes’ current and former executive officers and directors were named as defendants in a derivative shareholder suit filed on April 16, 2007 in the United States District Court for the Northern District of Georgia. The complaint also names Beazer Homes as a nominal defendant. The complaint, purportedly on behalf of Beazer Homes, alleges that the defendants (i) violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder; (ii) breached their fiduciary duties and misappropriated information; (iii) abused their control; (iv) wasted corporate assets; and (v) were unjustly enriched. Plaintiffs seek an unspecified amount of compensatory damages against the individual defendants and in favor of Beazer Homes. The defendants intend to vigorously defend against this action.

ERISA Class Actions. On April 30, 2007, a putative class action complaint was filed on behalf of a purported class consisting of present and former participants and beneficiaries of the Beazer Homes 401(k) Plan naming Beazer Homes, certain of its current and former officers and directors and the Benefits Administration Committee as defendants. The complaint was filed in the United States District Court for the Northern District of Georgia. The complaint alleges breach of fiduciary duties, including those set forth in the Employee Retirement Income Security Act (“ERISA”) as a result of the investment of retirement monies held by the 401(k) Plan in common stock of Beazer Homes at a time when participants were allegedly not provided timely, accurate and complete information concerning Beazer Homes. Four additional lawsuits were filed subsequently on May 11, 2007, May 14, 2007, June 15, 2007 and July 27, 2007 in the United States District Court for the Northern District of Georgia making similar allegations. The Company intends to vigorously defend against these actions.

Homeowners Class Action Lawsuits and Multi-Plaintiff Lawsuit. Beazer Homes’ subsidiaries, Beazer Homes Corp. and Beazer Mortgage Corporation, have been named as defendants in a putative class action lawsuit filed on March 23, 2007 in the General Court of Justice, Superior Court Division, County of Mecklenburg, North Carolina. The case was removed to the U.S. District Court for the Western District of North Carolina, Charlotte Division. The complaint was filed as a putative class action. The purported class is defined as North Carolina residents who purchased homes in subdivisions in North Carolina containing homes constructed by the defendants where the foreclosure rate is allegedly significantly higher than the state-wide average. The complaint alleges that the defendants utilized unfair trade practices to allow low income purchasers to qualify for loans they allegedly could not afford, resulting in foreclosures that allegedly diminished plaintiffs’ property values. Plaintiffs seek an unspecified amount of compensatory damages and also request that any damage award be trebled. The Company intends to vigorously defend against this action.

A second putative homeowner class action lawsuit was filed on April 23, 2007 in the United States District Court for the District of South Carolina, Columbia Division. The complaint alleges that Beazer Homes Corp. and Beazer Mortgage Corporation illegally facilitated the financing of the purchase of homes sold to low income purchasers, who allegedly would not have otherwise qualified for the loans. Certain of the plaintiffs also allege that the defendants’ practices resulted in foreclosures that allegedly diminished plaintiffs’ property values. The complaint demands an unspecified amount of damages, including damages for alleged violations of federal RICO statutes and punitive damages. The Company intends to vigorously defend against this action.

Beazer Homes Corp. and Beazer Mortgage Corporation are also named defendants in a lawsuit filed on July 3, 2007, in the General Court of Justice, Superior Court Division, County of Mecklenburg, North Carolina. The complaint was filed on behalf of ten individual homeowners who purchased homes from Beazer in Mecklenburg County. The complaint alleges certain deceptive conduct by the defendants and brings various claims under North Carolina statutory and common law, including a claim for punitive damages. The Company intends to vigorously defend against this action.

We cannot predict or determine the timing or final outcome of the Audit Committee’s internal investigation, the governmental investigations or the lawsuits or the effect that any adverse findings in the investigations or adverse determinations in the lawsuits may have on us. While we are cooperating with the governmental investigations, developments, including the expansion of the scope of the investigations, could negatively impact us and could divert the efforts and attention of our management team from the operation of our business. In addition, we could face additional governmental investigations and litigation as a result of the conclusions of the Audit Committee’s internal investigation. An unfavorable determination in either governmental investigation could result in the payment of substantial criminal or civil fines, the imposition of injunctions on our conduct or the imposition of other penalties or consequences, including the Company adjusting, curtailing or terminating the conduct of certain of our business operations. Moreover, the outcome of the ongoing investigations could lead to an adjustment of our prior period financial statements or could lead to a conclusion that there is a deficiency, significant deficiency or material weakness in the Company’s internal controls over financial reporting or a determination that the Company’s disclosure controls and procedures are not effective. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations and prospects. An unfavorable determination in any of the lawsuits could result in the payment by us of substantial monetary damages which may not be fully covered by insurance. Further, the legal costs associated with the investigations and the lawsuits and the amount of time required to be spent by management and the Board of Directors on these matters, even if we are ultimately successful, could have a material adverse effect on our business, financial condition and results of operations.

Other Matters

EPA Information Request. In November 2003, Beazer Homes received a request for information from the U.S. Environmental Protection Agency (the “EPA”) pursuant to Section 308 of the Clean Water Act seeking information concerning the nature and extent of storm water discharge practices relating to certain of our projects completed or under construction. The EPA has since requested information on additional projects and has conducted site inspections at a number of locations. In certain instances, the EPA or the equivalent state agency has issued Administrative Orders identifying alleged instances of noncompliance and requiring corrective action to address the alleged deficiencies in storm water management practices. As of June 30, 2007, no monetary penalties have been imposed in connection with such Administrative Orders. The EPA has reserved the right to impose monetary penalties at a later date, the amount of which, if any, cannot currently be estimated. Beazer Homes has taken action to comply with the requirements of each of the Administrative Orders and is working to otherwise maintain compliance with the requirements of the Clean Water Act.

In June 2006, we received an Administrative Order issued by the New Jersey Department of Environmental Protection alleging certain violations of a wetlands disturbance permit with respect to a project in New Jersey, and assessing a proposed fine of $630,000. We met with the Department to discuss their concerns and requested a hearing on the matter. A hearing has been scheduled for September 26, 2007. We believe that we have significant defenses to the alleged violations and intend to contest the agency’s findings and the proposed fine.

In August 2006, we received an Administrative Order issued by the New Jersey Department of Environmental Protection alleging certain violations of a wetlands disturbance permit with respect to a second project in New Jersey, and assessing a proposed fine of $678,000. We met with the Department to discuss their concerns and requested a hearing on the matter. A hearing has been scheduled for September 26, 2007. We believe that we have significant defenses to the alleged violations and intend to contest the agency’s findings and the proposed fine.

We and certain of our subsidiaries have been named as defendants in various claims, complaints and other legal actions, most relating to construction defects, moisture intrusion and related mold claims and product liability. Certain of the liabilities resulting from these actions are covered in whole or part by insurance. In our opinion, based on our current assessment, the ultimate resolution of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

Risk Factors

The information set forth below updates, and should be read in conjunction with, the risk factors previously disclosed in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

We are the subject of ongoing governmental investigations and pending civil litigation which could require us to pay substantial fines, damages or other penalties or otherwise have a material adverse effect on us.

We and our subsidiary, Beazer Mortgage Corporation, are responding to a request for documents from the United States Attorney’s office in the Western District of North Carolina and we are subject to an investigation by the SEC. We and certain of our current and former employees, officers and directors have been named as defendants in securities class action lawsuits, lawsuits regarding ERISA claims, and a derivative shareholder action. In addition, certain of our subsidiaries have been named in class action and multi-party lawsuits regarding claims made by homebuyers. We cannot predict or determine the timing or final outcome of the investigations or the lawsuits or the effect that any adverse findings in the investigations or adverse determinations in the lawsuits may have on us. While we are cooperating with the investigations, developments, including the expansion of the scope of the investigations, could negatively impact us and could divert the efforts and attention of our management team from the operation of our business. An unfavorable determination in either investigation could result in the payment of substantial criminal or civil fines, the imposition of injunctions on our conduct or the imposition of other penalties or consequences, including the Company adjusting, curtailing or terminating the conduct of certain of our business operations. Moreover, the outcome of the ongoing investigations could lead to an adjustment of our prior period financial statements or could lead to a conclusion that there is a deficiency, significant deficiency or material weakness in the Company’s internal controls over financial reporting or a determination that the Company’s disclosure controls and procedures are not effective. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations and prospects. An unfavorable determination in any of the lawsuits could result in the payment by us of substantial monetary damages which may not be fully covered by insurance. Further, the legal costs associated with the investigations and the lawsuits and the amount of time required to be spent by management and the Board of Directors on these matters, even if we are ultimately successful, could have a material adverse effect on our business, financial condition and results of operations. In addition to expenses incurred to defend the Company in these matters, under Delaware law and our bylaws, we may have an obligation to indemnify our current and former officers and directors in relation to these matters.

Our insurance carriers may seek to rescind or deny coverage with respect to certain of the pending investigations or lawsuits, or we may not have sufficient coverage under such policies. If the insurance companies are successful in rescinding or denying coverage or if we do not have sufficient coverage under our policies, our business, financial condition and results of operations could be materially adversely affected.

We cannot predict the outcome of the independent internal investigation being undertaken by our Audit Committee.

The Audit Committee of the Beazer Homes Board of Directors initiated an independent internal investigation of Beazer Homes’ mortgage origination business, including, among other things, investigating certain evidence that the Company’s subsidiary, Beazer Mortgage Corporation, violated HUD regulations and may have violated certain other laws and regulations in connection with certain of its mortgage origination activities. The Audit Committee has retained independent legal counsel which, in turn, has retained independent forensic accountants, to assist with the investigation. During the course of the investigation, it was also discovered that the Company’s former Chief Accounting Officer caused reserves and other accrued liabilities, relating primarily to land development costs and costs to complete houses, to have been recorded in prior accounting periods in excess of amounts that would have been appropriate under GAAP. These reserves and other accrued liabilities, if reversed in subsequent accounting periods, could have been used to reduce the Company’s operating expenses by amounts that would not have been appropriate under GAAP. We cannot, at this time, predict or determine the timing or final outcome of the internal investigation or the effect that any adverse findings in the investigation may have on us. We could face additional governmental investigations and litigation as a result of the conclusions of the internal investigation. In addition, the outcome of the internal investigation could lead to an adjustment of our prior period financial statements or could lead to a conclusion that there is a deficiency, significant deficiency or material weakness in the Company’s internal controls over financial reporting or a determination that the Company’s disclosure controls and procedures are not effective. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our failure to timely file with the SEC our Quarterly Report on Form 10-Q could result in a claim of default under the indentures governing our outstanding Senior Notes and, if such default were not cured or waived within a period of 60 days following the delivery of a purported notice of default, could result in an attempt by the holders of the Senior Notes and other lenders to accelerate the repayment of our outstanding debt obligations.

It is possible that, as a result of the Company’s failure to timely file with the SEC its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, the holders of the Company’s outstanding debt securities could take the position that the Company has defaulted in its reporting obligations under the indentures governing these debt securities.  If such holders were to take this position and, if the Company were unable to remedy or obtain a waiver of such default within a period of 60 days following the delivery of a purported notice of default, such holders might further attempt to accelerate the repayment of the indebtedness represented by these debt securities. The Company would vigorously resist any attempt, in these circumstances, to accelerate the Company’s outstanding debt securities. However, if the holders of a substantial amount of the Company’s outstanding indebtedness were found to have validly accelerated the repayment of that indebtedness (including pursuant to the cross-default or cross-acceleration provisions of that indebtedness), the Company would not be able to repay that indebtedness and might not be able to borrow sufficient funds to refinance it.

The New Facility, the Warehouse Line and the Company’s junior subordinated notes and related trust preferred securities and convertible senior notes contain different reporting covenants. The Company’s compliance with these covenants is not in any way affected by the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.

The homebuilding industry is experiencing a severe downturn that may continue for an indefinite period and continue to adversely affect our business and results of operations.

Most housing markets across the United States continue to be characterized by an oversupply of both new and resale home inventory, reduced levels of consumer demand for new homes and aggressive price competition among homebuilders. As a result of these factors, we, like many other homebuilders, have experienced a material reduction in new home orders and a reduction in our margins. These challenging market conditions are expected to continue for the foreseeable future and, in the near term, these conditions may further weaken. The Company expects that continued weakness in the homebuilding market will adversely affect its business and results of operations as compared to prior periods.

The current disruption in the availability of mortgage financing is expected to continue to adversely affect our business and results of operations.

Substantially all purchasers of our homes finance their acquisition with mortgage financing. The U.S. residential mortgage market is experiencing serious disruption due to deterioration in the credit quality of loans originated to non-prime and subprime borrowers, an increase in mortgage foreclosure rates and the recent failure of numerous lending institutions. These difficulties are not expected to improve until residential real estate inventories return to a more normal level and the mortgage credit market stabilizes. This disruption has, and is expected to continue to, adversely affect the Company’s business and results of operation as compared to prior periods.

Continuing negative publicity may adversely affect our business.

As a result of the various ongoing investigations and litigation discussed herein, we have been the subject of continuing negative publicity. This negative publicity has contributed to significant declines in the prices of our publicly traded securities. We believe this negative publicity has also discouraged and may continue to discourage a number of potential homebuyers from purchasing a home from us. In addition, the negative publicity has adversely affected our relationships with certain of our partners, such as land sellers, contractors and suppliers. Continuing negative publicity could have a material adverse effect on our business and the market price of our publicly traded securities.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel. If we are unable to retain our key employees or attract, train, assimilate or retain other skilled personnel in the future, it could hinder our business strategy and impose additional costs of identifying and training new individuals. Competition for qualified personnel in all of our operating markets is intense.

As a result of the various ongoing investigations and litigation discussed herein and the resulting uncertainty of our future prospects, we have lost several key divisional employees of our company. We also believe that these circumstances have adversely affected morale and could lead to increased employee turnover. In light of these ongoing matters, we have found it increasingly difficult to attract qualified individuals to replace the employees we have lost.

Recent and potential future downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

Each of S&P, Moody’s and Fitch has recently lowered its rating or outlook with respect to our long-term unsecured debt. Specifically, on August 1, 2007, S&P lowered its rating from BB to BB- and maintained its negative outlook (which had been revised from stable on March 28, 2007). On August 14, 2007, S&P placed the Company’s corporate credit and senior unsecured debt ratings on negative credit watch.  On May 31, 2007, Moody’s lowered its rating from Ba1 to Ba2 and maintained its negative outlook. On August 13, 2007, Moody’s placed all of the Company’s debt under review for possible downgrade. Also on August 13, 2007, Fitch lowered the Company’s issuer-default rating, unsecured revolving credit facility and convertible senior notes to BB from BB+, and its junior subordinated debt to B+ from BB. The rating agencies announced that these downgrades reflect deterioration in our homebuilding operations, credit metrics and other earnings-based metrics and their outlook for our future earnings, as well as possible distractions resulting from the ongoing investigations described elsewhere herein. These ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be further lowered or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

We are not in compliance with the Exchange Act.

As discussed above, we failed to timely file with the SEC our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007. Until we are once again current and timely in our filings for a period of 12 months, we will be precluded from registering any securities with the SEC on Form S-3. As a result, our ability to access the capital markets may be constrained, which may adversely affect our liquidity. In addition, our failure to comply with these obligations could subject us to civil penalties.

Our revolving credit facility imposes significant restrictions and obligations on us. Restrictions on our ability to borrow under our revolving credit facility could adversely affect our liquidity.

Our revolving credit facility imposes significant restrictions and obligations on us. Under this facility, we are required to meet certain financial tests, including a minimum consolidated tangible net worth, a maximum leverage ratio, a minimum interest coverage ratio, a maximum land inventory ratio and, under certain circumstances, minimum liquidity. In addition, we must comply with other covenants which, among other things, limit the incurrence of liens, secured debt, investments, transactions with affiliates, asset sales, mergers and other matters. Any failure to comply with these covenants could result in an event of default under the revolving credit facility. Any such event of default, any other default or any failure of our representations and warranties in the credit agreement to be correct in all material respects on the date of a proposed borrowing would also prohibit our ability to make borrowings under the revolving credit facility. Results of the pending investigations or litigation could cause one or more of such representations and warranties to be incorrect, which in turn would prohibit our ability to borrow and adversely affect our liquidity. There is no assurance that, in any such case, we will be able to obtain necessary waivers or amendments without significant additional cost or at all.